SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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THE LUBRIZOL CORPORATION
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THE LUBRIZOL CORPORATION
29400 Lakeland Boulevard
Wickliffe, Ohio 44092
___________________________

NOTICE OF ANNUAL MEETING
___________________________

To Our Shareholders:

     The 2008 Annual Meeting of Shareholders of The Lubrizol Corporation will be held at the Radisson Hotel & Conference Center - Eastlake, 35000 Curtis Boulevard, Eastlake, Ohio, on Monday, April 28, 2008, at 10:00 a.m. At the meeting we will ask you to:

1.	Elect three directors for three-year terms;

2.	Confirm the appointment of Deloitte & Touche LLP as the independent registered public accountant;

3.	Consider and act upon a shareholder proposal requesting the necessary steps to cause the annual election of all directors; and

4.	Transact other business that is properly presented at the meeting.

     Shareholders of record at the close of business on March 7, 2008 may vote at the meeting. The procedures for voting are described in the attached proxy statement.

     The business of the meeting and other information of interest to shareholders are described in the attached proxy statement. After the meeting, we will report on current operations and plans, and have a question and answer period.

     At the 2007 meeting, approximately 93% of the shares were voted either in person or by proxy. Your continued support is appreciated, and we hope that you will be able to join us at the April 28th meeting.

L. M. REYNOLDS
Secretary

Wickliffe, Ohio
March 19, 2008

RETURN OF PROXIES REQUESTED

Your vote is important. You can vote by telephone, over the Internet or by mailing the enclosed proxy card.

______________________

PROXY STATEMENT
______________________

Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to Be Held on April 28, 2008:

  The proxy statement and 2007 annual report to security holders are available at www.lubrizol.com/investors/annualreport.asp.

VOTING INFORMATION

What may I vote on?

     The Board of Directors asks for your vote on three proposals:

1.	Election of nominees to serve on the Board of Directors.

2.	Confirmation of the appointment of Deloitte & Touche LLP as the independent registered public accountant.

3.	Shareholder proposal to take the necessary steps to cause the annual election of all directors.

Who can vote?

     People who owned Lubrizol common shares at the close of business on March 7, 2008 can vote at the annual meeting. On March 7, 2008, there were 68,080,051 outstanding Lubrizol common shares. Each share is entitled to one vote. This proxy statement and the enclosed proxy card were mailed to shareholders on or about March 19, 2008.

How do I vote?

     You can vote any one of three ways:

  By Telephone: Call the toll-free number (at no cost to you) on the proxy card to vote by phone. Telephone voting is available 24 hours a day. Easy-to-follow voice prompts allow you to vote your shares and confirm that your vote has been properly recorded.

  If you vote by telephone, you do not need to return the proxy card.

  Over the Internet: Visit the web site listed on the proxy card to vote over the Internet. Internet voting is available 24 hours a day. As with telephone voting, you will be given the opportunity to confirm that your vote has been properly recorded.

  If you vote over the Internet, you do not need to return the proxy card.

  By Mail: Mark, sign, date and mail the proxy card to Broadridge Financial Solutions, Inc., in the enclosed postage-paid envelope.

     If you sign and return the proxy card or use the telephone or Internet voting procedures, but do not indicate how you wish to vote, your shares will be voted FOR proposals 1 and 2 and voted ABSTAIN for proposal 3. If you indicate that you abstain, you will be counted as present at the annual meeting for purposes of determining whether there is a majority of outstanding shares at the meeting and you will be counted as voting (but not for or against) that issue. A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. For proposals 1 and 2, a broker non-vote will be counted as present at the annual meeting for purposes of determining whether there is a majority of outstanding shares at the meeting. If you are a beneficial shareholder and your broker holds your shares in its name, the broker is permitted to vote your shares on the election of directors even if the broker does not receive voting instructions from you.

     We are not aware of any other business that will be presented at the annual meeting. But, if there is other business that is properly presented at the meeting, your signature on a proxy card or through the telephone or Internet procedures gives authority to J. L. Hambrick, Chairman, President and Chief Executive Officer, C. P. Cooley, Senior Vice President, Treasurer and Chief Financial Officer, and L. M. Reynolds, Corporate Secretary and Counsel, to vote on those matters in their best judgment.

     Please note: If you are a beneficial owner, please refer to the information forwarded by your bank, broker or other holder of record to see which voting options are available to you.

Can I revoke my vote?

     You may revoke your proxy at any time before it is voted at the meeting by:

  notifying Lubrizol’s corporate secretary in writing;

  voting at a later time by telephone or over the Internet;

  returning a later-dated proxy card; or

  voting in person at the annual meeting.

Who tabulates the vote?

      Broadridge Financial Solutions, Inc. serves as the independent tabulator of votes and inspector of elections. It will report the voting results to us. However, it will not identify to us how you voted on any issue unless:

  there is a contested election for the Board of Directors;

  it is required by law; or

  you request it.

Who is paying for this proxy solicitation?

     We are paying for the cost of soliciting your vote, including the cost of mailing the proxy statement and proxy card as well as the costs of the telephone and Internet voting procedures. We will, upon request, reimburse brokerage houses, custodians, nominees and others for the out-of-pocket and reasonable clerical expenses they incur in connection with this proxy solicitation.

How can I help Lubrizol save money by reducing the number of proxy materials sent to my house?

     We have adopted a procedure approved by the Securities and Exchange Commission called “householding.” Under this procedure, we are saving money on printing and mailing costs by sending only one proxy statement and annual report to shareholders who have the same last name and address and do not participate in electronic delivery of proxy materials (unless they have told us otherwise). Shareholders who participate in householding will continue to receive separate proxy cards.

     If you hold stock through a bank, broker or other holder of record, you can contact them about receiving single or multiple copies of the proxy statements and annual reports.

Instead of receiving a paper copy, can I access the proxy statement and the annual report electronically?

     The proxy statement and 2007 annual report are on our Internet site at www.lubrizol.com/investors/annualreport.asp.

     You can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. You can choose this option and save us the cost of producing and mailing these documents by following the instructions provided on the enclosed proxy card. If you chose this option, we will furnish you with instructions next year containing the Internet address to access our proxy statement and annual report, but you will not receive paper copies of either document.

     If you hold stock through a bank, broker or other holder of record, check the information provided by them for instructions on how to elect to view future proxy statements and annual reports over the Internet. Most shareholders who hold stock through a bank, broker or other holder of record and who elect electronic access will receive an e-mail next year containing the Internet address to access our proxy statement and annual report.

ELECTION OF DIRECTORS

     The authorized number of Lubrizol directors currently is fixed at nine, divided into three classes. Each class has three members. The directors in each class are elected for three-year terms so that the term of office of one class of directors expires at each annual meeting.

     The Organization and Compensation Committee recommended, and the Board of Directors approved, the nomination of the following three people for election as directors at this annual meeting:

  Robert E. Abernathy

  Dominic J. Pileggi

  Harriett Tee Taggart

     Each of these persons currently is a director and is being nominated for a three-year term, which will end in 2011. If any of these people becomes unavailable for election, your signed proxy will be voted for the election of any person who is recommended by the Organization and Compensation Committee or will be voted in favor of holding a vacancy to be filled by the directors. The individuals who receive the greatest number of votes will be elected to the open director positions. However, the Board of Directors has adopted a majority voting policy, described below, to assure that, in an uncontested election, a director who fails to receive a majority of shareholder votes cast will not continue to serve, except with the express consent of the Board.

MAJORITY VOTING POLICY

     This policy provides that, in an uncontested election, a director nominee who receives more “withhold” votes than “for” votes promptly will offer to resign from the Board. The Board will then decide, within 90 days after the voting results are certified, whether to accept the resignation offer, and we will promptly disclose the Board’s decision in a press release. If the Board decides to reject the resignation offer, the press release will indicate the reasons for that decision.

     The following information is presented for each person who is being nominated for election as a director and for each other director who will continue in office after the meeting:

NOMINEES FOR ELECTION

ROBERT E. ABERNATHY, age 53, is Group President – Developing and Emerging Markets for Kimberly-Clark Corporation, a global health and hygiene company with consumer products brands including KLEENEX®, HUGGIES®, KOTEX® and DEPEND®. Mr. Abernathy joined Kimberly-Clark in 1982 and is responsible for the businesses in Asia, Latin America, Eastern Europe, the Middle East and Africa. His past responsibilities in Kimberly-Clark have included operations and major project management in North America. He was appointed Vice-President – North American Diaper Operations in 1992; Managing Director of Kimberly-Clark Australia Pty. Limited in 1994; Group President of the Corporation’s Business-to-Business segment in 1998; and his current role in 2004. He became a Lubrizol director in 2006. Mr. Abernathy received a B.S. degree in chemistry from the University of Alabama in 1976 and a M.S. from the Institute of Paper Chemistry in 1978.

DOMINIC J. PILEGGI, age 56, is Chairman and Chief Executive Officer of Thomas & Betts Corporation, a leading producer of connectors and components for worldwide electrical markets. Mr. Pileggi was elected Senior Vice President of Thomas & Betts in 2000, Group President-Electrical in 2000, Chief Operating Officer in 2003, President in 2003, Chief Executive Officer in 2004 and Chairman in 2006. Prior to joining Thomas & Betts, Mr. Pileggi was President of EMS Division of Viasystems, Inc., a provider of electronics manufacturing services. Mr. Pileggi became a Lubrizol director in 2005. He is also a director of Thomas & Betts Corporation. Mr. Pileggi received a B.A. in economics from Rutgers University.

HARRIETT TEE TAGGART, age 59, currently manages a professional practice, Taggart Associates, and is actively engaged as an advisor and investor in early stage business ventures. She also serves as an endowment investment committee member, evaluating global portfolio managers and asset allocation strategies, for several major non-profit organizations. From 1983 through 2006, Dr. Taggart was a Partner, Senior Vice President and sector portfolio manager at Wellington Management LLC, a global investment company with over $500 billion in assets under management. In the decade prior to joining Wellington, Dr. Taggart held senior manager positions in federal- and state-level agencies with major responsibilities directed at reform legislation and regulatory implementation. Dr. Taggart became a Lubrizol director in 2007. Dr. Taggart graduated from Smith College in 1970 with a B.A. degree in anthropology. She received a M.A. in planning from Harvard University in 1973 and a Ph.D. in planning and capital markets from Massachusetts Institute of Technology in 1981. Dr. Taggart is a director of Albemarle Corporation, on the Board of Trustees of Reed College, a member of the Dean’s Alumni Leadership Council of the Kennedy School of Government at Harvard University, and an active member of the New England Chapter of the National Association of Corporate Directors.

DIRECTORS WHOSE TERMS OF OFFICE WILL CONTINUE AFTER THE MEETING

JERALD A. BLUMBERG, age 68, resigned in June 2000 as President and Chief Executive Officer of Ambar, Inc., a privately held oilfield services company. Prior to joining Ambar, Inc. in January 1998, Mr. Blumberg held various international and management positions during a 37-year career with E. I. du Pont de Nemours & Company, Inc. From October 1995 until his retirement on December 31, 1997, he was an Executive Vice President, Chairman of DuPont Europe and a member of the Office of the Chief Executive. Mr. Blumberg became a Lubrizol director in 1999. Mr. Blumberg received a B.S. in chemical engineering from Michigan Technological University in 1960. He is a director of NOVA Chemicals Corporation and iServiceX Corporation, and a member of the National Society of Professional Engineers. Mr. Blumberg’s term as a Lubrizol director expires in 2009.

FOREST J. FARMER, SR., age 67, is President and Chief Executive Officer of The Farmer Group. He is also Chairman, Chief Executive Officer and President of Enerflex Solutions LLC, which provides value-added subassemblies to the automotive industry, and of Trillium Teamologies, a technology and engineering services company. Mr. Farmer was associated with Chrysler Corporation from 1968 to 1994 where he held various management positions including General Plants Manager for Car and Truck Assembly Operations. From 1988 until 1994, he was President of Acustar, Inc., an automotive components subsidiary of Chrysler Corporation. Mr. Farmer became a Lubrizol director in January 1997. Mr. Farmer graduated from Purdue University in 1965 with a B.S. degree in biology and physical education. He is a member of the Board of Directors of Saturn Electronics and Engineering, Inc. and American Axle & Manufacturing. Mr. Farmer’s term as a Lubrizol director expires in 2009.

JAMES L. HAMBRICK, age 53, is Chairman of the Board, President and Chief Executive Officer of The Lubrizol Corporation. Mr. Hambrick joined Lubrizol as a co-operative education student in 1973 and was hired full time in 1978. His career has encompassed a variety of responsible positions in operations, marketing, technology and business development. During the 1990’s, Mr. Hambrick led market development activities in the former Soviet Union and in China. He was elected Vice President of Asia-Pacific in April 2000, President in January 2003, Chief Executive Officer on April 26, 2004 and Chairman of the Board on January 3, 2005. He received a B.S. degree in chemical engineering from Texas A&M University in 1978. He is a member of the American Institute of Chemical Engineers and serves on the Boards of American Chemistry Council, Hospice of Western Reserve, University Hospitals, Greater Cleveland Partnership and Northeast Ohio Council on Higher Education. Mr. Hambrick’s term as a Lubrizol director expires in 2010.

GORDON D. HARNETT, age 65, retired in May 2006 as Chairman and Chief Executive Officer of Brush Engineered Materials Inc., the world’s largest producer of beryllium and beryllium-containing engineered products. Prior to joining Brush in 1991, Mr. Harnett had been Senior Vice President of The B.F. Goodrich Company. From 1977 to 1988, he had held a series of senior executive positions with Tremco Inc., a wholly owned subsidiary of B.F. Goodrich, including President and Chief Executive Officer from 1982 to 1988. From 1969 through 1976, Mr. Harnett worked for McKinsey & Co., including a two-year assignment in Tokyo. Mr. Harnett became a Lubrizol director in 1995. Mr. Harnett graduated from Miami University in 1964 with a B.S. degree in business administration. He received an M.B.A. from Harvard University in 1969. Mr. Harnett is a director of PolyOne Corporation and EnPro Industries, Inc. In addition, he is a director of University Hospitals Case Medical Center. Mr. Harnett’s term as a Lubrizol director expires in 2010.

WILLIAM P. MADAR, age 68, retired in March 2004 as Chairman of the Board of Nordson Corporation. He was Chief Executive Officer of Nordson until he retired from that position in November 1997. Nordson Corporation manufactures and markets worldwide industrial equipment, along with the software and application technologies that enhance its use. A 1961 graduate of Purdue University with a B.S. degree in chemical engineering, he earned an M.B.A. from Stanford University in 1965. Mr. Madar became a Lubrizol director in 1992. He is a director of Nordson Corporation and Brush Engineered Materials Inc. and a trustee of the Cleveland Museum of Art. He is also co-chairman of the Advisory Committee for the Ohio Innovation Fund, an early stage venture capital fund. Mr. Madar’s term as a Lubrizol director expires in 2010.

JAMES E. SWEETNAM, age 55, is Senior Vice President and President, Truck Group of Eaton Corporation, a global $13 billion diversified industrial manufacturer. He also serves as a member of Eaton’s Office of the Chief Operating Officer, and in that capacity has responsibility for operations in Latin America and the Caribbean and for environmental, health and safety. Mr. Sweetnam assumed his current position in July 2001 after serving as Operations Vice President – Heavy-Duty Transmissions, Clutch and Aftermarket Operations for Eaton’s Truck business since January 2000. He joined Eaton in 1997 as Vice President and General Manager for the Truck business’ Heavy-Duty Transmission Division. From 1993 to 1997, Mr. Sweetnam was Vice President at Cummins Engine Company and Group Managing Director for Holset Engineering Co., Ltd., a subsidiary of Cummins. From 1989 to 1993 he was President for Cummins Electronics and from 1988 to 1989 he was Executive Director, Drivetrains for Cummins. Mr. Sweetnam has a B. S. in applied science and engineering from the U.S. Military Academy at West Point and an M.B.A. from Harvard University. Mr. Sweetnam became a Lubrizol director in February 2007. He is on the Board of Trustees of ideastream®, a non-profit, public service, multi-media organization. Mr. Sweetnam’s term as a Lubrizol director expires in 2009.

DIRECTOR INDEPENDENCE

     In addition to the independence criteria under the New York Stock Exchange listing standards, the Board of Directors adopted the following categorical standards to determine director independence:

FORMER EMPLOYEES

     A director will not be considered independent if, during any of the past three years, he or she has been an employee or whose immediate family member has been an executive officer of Lubrizol or any of its subsidiaries.

FORMER AUDITORS

     A director will not be considered independent if: (a) the director or immediate family member is a current partner of Lubrizol’s internal or external auditor; (b) the director is an employee of Lubrizol’s internal or external auditor; (c) the director has an immediate family member who is a current employee of Lubrizol’s internal or external auditor and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (d) during any of the past three years (but is no longer), the director or an immediate family member was a partner or employee of Lubrizol’s internal or external auditor and worked personally on Lubrizol’s audit during that time.

INTERLOCKING DIRECTORATES

     A director will not be considered independent if, during any of the past three years, he or she, or an immediate family member, has been an executive officer of another company for which a Lubrizol executive officer serves on that company’s board of directors.

IMMEDIATE FAMILY MEMBERS

     The following individuals are considered immediate family members: spouses, parents, children, siblings, mothers- and fathers-in law, sons- and daughters-in-law, brothers- and sisters-in-law and anyone who shares the director’s home.

ATTORNEYS, INVESTMENT BANKERS, CONSULTANTS

     A director will not be considered independent if he or she is affiliated with a firm that is an attorney, investment banker, consultant or similar advisor to Lubrizol.

SIGNIFICANT CUSTOMER OR SUPPLIER

     A director will not be considered independent if he or she is affiliated with or whose immediate family member is an executive officer of a customer that represents more than the greater of $1 million or 2% of our total consolidated gross revenues. A director will not be considered independent if he or she is affiliated with or whose immediate family member is an executive officer of a supplier of which we represent more than the greater of $1 million or 2% of its total consolidated gross revenues.

SIGNIFICANT CHARITABLE CONTRIBUTION RECIPIENT

     A director will not be considered independent if he or she is employed as an executive officer of a not-for-profit entity of which we represent more than the greater of $1 million or 2% of its consolidated gross revenues.

     These standards are contained in The Lubrizol Corporation Board of Directors Governance Guidelines.

INDEPENDENCE DETERMINATION

     The Board has determined that Robert E. Abernathy, Jerald A. Blumberg, Forest J. Farmer, Sr., Gordon D. Harnett, William P. Madar, Dominic J. Pileggi, James E. Sweetnam and Harriett Tee Taggart, which are all the current directors other than James L. Hambrick, meet these standards of independence as well as the independence standards required by the New York Stock Exchange. In making this determination the Board considered the following relationships:

  Mr. Abernathy is an executive officer of Kimberly-Clark Corporation, which purchased approximately $2,000 of product from us during 2007. This amount is less than .0001% of our revenues, and therefore, the Board has determined that this amount of sales to Kimberly-Clark does not affect Mr. Abernathy’s independence.

  Mr. Sweetnam is an executive officer of Eaton Corporation, which sold less than $8,500 of product to us during 2007. This amount is less than .0001% of Eaton’s revenues, and therefore, the Board has determined that this amount of purchases from Eaton does not affect Mr. Sweetnam’s independence.

LEAD DIRECTOR

     Pursuant to the Board of Director Governance Guidelines, the Chair of the Organization and Compensation Committee serves as the lead director, who presides over executive sessions of the independent directors. You may communicate with the independent directors of the Board through the lead director by sending a letter marked “Confidential” and addressed to:

          Lead Director, The Lubrizol Corporation Board of Directors
          c/o Leslie M. Reynolds, Corporate Secretary
          The Lubrizol Corporation
          29400 Lakeland Boulevard
          Wickliffe, OH 44092

     You may also send an email to the lead director through Lubrizol’s corporate secretary at leslie.reynolds@lubrizol.com by indicating “Lead Director” in the subject line. The corporate secretary will forward these emails to the lead director.

ANNUAL MEETING ATTENDANCE

     The Lubrizol Corporation Board of Directors Governance Guidelines provides that the expectation for attendance at meetings is 100%, including the Annual Meeting of Shareholders. Each of the then current directors attended the Annual Meeting of Shareholders on April 23, 2007 except Mr. Sweetnam, who was unable to attend.

BOARD COMMITTEES

     The Board of Directors held seven meetings during 2007. The Board has several committees, including an Organization and Compensation Committee and an Audit Committee. The Board has adopted written charters for each committee. All of the directors attended at least 75% of the meetings of the Board and of the committees on which they served during 2007, except Victoria F. Haynes who retired from the Board on July 31, 2007. Due to personal matters, Dr. Haynes attended 62.5% of the meetings of the Board and of the committees on which she served while a director in 2007.

ORGANIZATION AND COMPENSATION COMMITTEE

     The Organization and Compensation Committee is made up of all of the independent directors and its responsibilities include corporate governance, director nominations and executive compensation. While many companies use a subset of the Board to direct organization and compensation matters, we believe that having all the independent directors as members of the committee results in more robust discussions, the offering of differing viewpoints and the sharing of alternative experiences, all leading to a more thorough and complete consideration of executive compensation and benefit programming proposals.

     The chair of this committee serves as the lead director for purposes of chairing regularly scheduled meetings of independent directors and for other responsibilities that the independent directors designate. Dominic J. Pileggi, chair of this committee, currently is the lead director.

     The committee held six meetings during 2007. The agenda for committee meetings is determined by its chair with the assistance of the chairman of the board and vice president of human resources. In addition to the independent directors, other regular attendees at the committee meetings include the chief executive officer, vice president of human resources and corporate secretary.

     Pursuant to its charter, the committee’s principal functions are to:

  Annually review the written charter and corporate governance and perform a self-assessment.

  Review and approve the proxy statement, including the Organization and Compensation Committee Report and the Compensation Discussion and Analysis.

  Determine criteria for selecting new directors and review and recommend candidates for election as directors.

  Review and recommend candidates for election as officers.

  Oversee evaluation of the Board of Directors and management.

  Set the compensation for the Board of Directors.

  Review and approve company goals and objectives relevant to the compensation of the chief executive officer.

  Evaluate the performance of the chief executive officer.

  Approve the compensation of the chief executive officer in light of the goals and objectives based on the performance evaluation.

  Review and authorize officer compensation and executive employment agreements.

  Assure effective succession planning is conducted for the chief executive officer and other executive officers.

  Make recommendations to the Board with respect to approval of executive benefit plans, incentive compensation plans and equity-based plans and any amendments.

  Approve awards and vesting acceleration (if applicable) to executive benefit plans, incentive compensation plans and equity-based plans.

Director Nominations

     The Organization and Compensation Committee identifies nominees for director through discussions with the directors or other entities that may come in contact with qualified persons. If desired, the committee will retain a search firm to identify nominees and will approve search firm fees to be paid by Lubrizol. This committee will consider shareholder recommendations for director nominations. These recommendations should be submitted in writing to Lubrizol’s corporate secretary by January 1st before the next annual meeting.

     The committee reviews and assesses the following criteria for all nominees for director, regardless of the source of the recommendation: independence; diversity; age; judgment; skill; integrity; willingness to make the required time commitment; the interplay of the candidate’s experience with the experience of the other Board members; and skills necessary to satisfy the needs of the Board at the time of the vacancy.

Compensation Committee Interlocks and Insider Participation

     As described under “Director Independence” above, the Board of Directors has determined that each of the directors, other than James L. Hambrick, is independent under the rules of the New York Stock Exchange and the Board’s independence criteria. And, as mentioned, the committee consists of all of the independent directors: Robert E. Abernathy, Jerald A. Blumberg, Forest J. Farmer, Sr., Gordon D. Harnett, William P. Madar, Dominic J. Pileggi, James E. Sweetnam and Harriett Tee Taggart.

     Other than the relationships described under “Director Independence – Independence Determination” above with respect to Mr. Abernathy and Mr. Sweetnam, during 2007 no committee members:

  were Lubrizol officers or employees;

  were former Lubrizol officers; or

  engaged in transactions with a related person that would be required to be disclosed by rules promulgated by the Securities and Exchange Commission.

     In addition, during 2007 no Lubrizol executive officers:

  served as a member of the compensation committee of another entity, one of whose executive officers served on the Organization and Compensation Committee of Lubrizol;

  served as directors of another entity, one of whose executive officers served on the Organization and Compensation Committee of Lubrizol; or

  served as members of the compensation committee of another entity, one of whose executive officers served as a director of Lubrizol.

Executive Compensation

     The Organization and Compensation Committee approves the compensation packages for each of the executive officers and for the directors. The committee considers recommendations from the chief executive officer, chief financial officer and vice president of human resources and peer group and market survey information provided by its compensation consultant, Mercer Human Resource Consulting.

     Mercer has worked with the committee to establish an annual calendar detailing the topics to be covered at each meeting. The decisions made by the committee are the responsibility of the committee and may reflect factors and considerations other than the information and recommendations provided by Mercer.

      In carrying out its responsibilities, the committee recognizes the importance of assuring that pay practices are reasonable and tied to performance, and that the corporate governance practices related to executive compensation are designed to inform the committee of all aspects of compensation. For example, the committee has:

  conducted its annual review of total remuneration practices, which included reviewing summary descriptions of all elements of compensation, compensation paid-to-date, and a detailed analysis for each of the named executive officers;

  completed the formal annual evaluation process of the chief executive officer; and

  conducted its annual review of succession candidates for the named executive officers and other key executive positions.

COMPENSATION COMMITTEE REPORT

     The Organization and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on these reviews and discussions, the committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Lubrizol’s proxy statement.

DOMINIC J. PILEGGI, Chair	GORDON D. HARNETT
ROBERT E. ABERNATHY	WILLIAM P. MADAR
JERALD A. BLUMBERG	JAMES E. SWEETNAM
FOREST J. FARMER, SR.	HARRIETT TEE TAGGART

AUDIT COMMITTEE

     The members of the Audit Committee are William P. Madar (Chair), Robert E. Abernathy, Gordon D. Harnett and Harriett Tee Taggart. None of the members sit on more than three audit committees of public companies.

     The Board of Directors has determined that (1) each of the members of the Audit Committee is financially literate under the New York Stock Exchange rules, (2) Gordon D. Harnett is an audit committee financial expert, as defined in Item 401(h)(2) of Regulation S-K, and (3) as described under “Director Independence” above, each of the members of the Audit Committee is independent under the New York Stock Exchange listing standards and the Board’s independence standards.

     Pursuant to its charter, the principal functions of the Audit Committee are to:

  Annually appoint the independent registered public accountant and evaluate with management the performance of the independent registered public accountant. The independent registered public accountant ultimately is accountable to the Board and the Audit Committee.

  Review with the independent registered public accountant and internal auditors the planned scope and results of audits and pre-approve all audit and non-audit services performed by the independent registered public accountant.

  Hold conferences and review with the independent registered public accountant matters that affect the financial statements and the results of the independent registered public accountant’s reviews, annual audit and reports.

  Review the adequacy and effectiveness of the internal audit function.

  Oversee Lubrizol’s internal control structure.

  Review, address and retain complaints received by Lubrizol regarding accounting, internal accounting controls or auditing matters.

  Provide oversight of the activities of the chief ethics officer and review procedures for monitoring compliance with Lubrizol’s Ethical and Legal Conduct Guidelines.

  Discuss risk assessment and risk management policies.

  Annually review the written charter and perform a self-assessment.

  Obtain advice and assistance from outside advisors, as desired.

  Set clear hiring policies for employees or former employees of the independent registered public accountant.

  Periodically report the activities of the committee to the Board.

     In performing its functions, the Audit Committee acts in an oversight capacity for Lubrizol’s management processes and systems, internal control structure, financial reporting and risk management. It is not responsible for preparing or assuring the accuracy of Lubrizol’s financial statements or filings, or conducting audits of financial statements.

AUDIT COMMITTEE REPORT

     The Audit Committee reviews Lubrizol’s financial reporting process on behalf of the Board of Directors. The committee held six meetings during 2007. Committee members also met to review quarterly financial statements prior to the public release of earnings for the quarter. The committee has reviewed and discussed the audited financial statements for 2007 separately with management and Lubrizol’s independent registered public accountant. The discussions with the independent registered public accountant included matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the committee received from the independent registered public accountant written independence disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with the independent registered public accountant its independence. Based on the review of the audited financial statements and the discussions described above, the committee recommended to the Board of Directors that the audited financial statements be included in Lubrizol’s Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the Securities and Exchange Commission.

WILLIAM P. MADAR, Chair	GORDON D. HARNETT
ROBERT E. ABERNATHY	HARRIETT TEE TAGGART

GOVERNANCE GUIDELINES/COMMITTEE CHARTERS/ETHICS GUIDELINES

     The Board of Directors Governance Guidelines and all the committee charters are located on our Internet site at www.lubrizol.com/investors/governance/default.asp. Lubrizol’s Ethical and Legal Conduct Guidelines are also located on our Internet site at www.lubrizol.com/about/ethics-guidelines/default.asp. A printed copy of these documents is available free of charge to any shareholder who requests.

DIRECTOR COMPENSATION

2007 DIRECTOR COMPENSATION

     During 2007, each director who was not a Lubrizol employee received an annual retainer fee of $60,000 plus an annual grant of restricted stock units equal in value to $70,000 under the 2005 Stock Incentive Plan on the date of the 2007 Annual Meeting of Shareholders. The number of restricted stock units was based on the closing stock price of Lubrizol common shares on the date of grant. No meeting fees were paid. Each director (other than the committee chair) received an additional $5,000 per year for each committee on which he/she serves. The chair of the Retirement and Savings Plans Investment Committee received $7,000 for serving on that committee, the chair of the Audit Committee received $10,000 for serving on that committee and the chair of the Organization and Compensation Committee received $15,000 for serving on that committee and for serving as Lead Director. All fees were paid in quarterly installments.

     The 2005 Stock Incentive Plan is discussed in detail below under “Deferral Programs, Director Perquisites and Other Benefits” and in footnote (2) to the “Summary Compensation Table.”

2008 DIRECTOR COMPENSATION

     In December 2007, the Board of Directors approved changes to the directors’ compensation package effective for 2008. Directors will receive an annual retainer fee of $60,000 plus an annual grant of restricted stock units equal in value to $75,000 under the 2005 Stock Incentive Plan on the date of the 2008 Annual Meeting of Shareholders. The number of restricted stock units is based on the closing stock price of Lubrizol common shares on the date of grant. No meeting fees will be paid. Each director (other than the committee chair) will receive an additional $7,500 per year for each committee on which he/she serves. The chair of the Retirement and Savings Plans Investment Committee will receive $10,000 for serving on that committee, the chair of the Audit Committee will receive $13,500 for serving on that committee and the chair of the Organization and Compensation Committee will receive $21,000 for serving on that committee and for serving as Lead Director. All fees are paid in quarterly installments.

DEFERRAL PROGRAMS, DIRECTOR PERQUISITES AND OTHER BENEFITS

Deferred Compensation Plan for Directors

     Directors who are not Lubrizol employees may participate in the Deferred Compensation Plan for Directors. Under this plan, directors may elect to defer up to 100% of their yearly retainer fee and restricted stock units and have these amounts credited to various cash investment accounts and/or a share unit account. The investment returns of the cash investment accounts equal the performance of investment portfolios designated by the Organization and Compensation Committee. The portfolios mirror the investment funds in our qualified Employees’ Profit Sharing and Savings Plan. The number of share units credited to the share unit account is based on the closing price of Lubrizol common shares on the day the share units are credited to the account and includes additional share units credited for quarterly dividends paid on the Lubrizol common shares. Prior to the year of deferral, directors may elect payment of their accounts at a specified date, or between six and 12 months after separation from service. They may elect to receive payment in the form of a single lump sum payment, periodic payments over a period of up to 20 years or a lump sum followed by periodic payments over a period of up to 20 years.

2005 and 1991 Stock Incentive Plans

     On April 25, 2005, the shareholders approved the 2005 Stock Incentive Plan. This plan replaced our 1991 Stock Incentive Plan, which was terminated by the Board with respect to future grants effective November 15, 2004. Outstanding grants under the 1991 Plan remain effective subject to their terms.

     Under the current terms of the 2005 Stock Incentive Plan, each director who is not a Lubrizol employee automatically receives a grant on the date of each Annual Meeting of Shareholders of $75,000 worth of restricted stock units. The number of restricted stock units is determined by dividing $75,000 by the closing price of Lubrizol common shares on the date of grant. At the end of the one-year restriction period, Lubrizol common shares will be issued equal to the number of restricted stock units granted. A director may elect prior to the year of the grant to defer part or all of the distribution of common shares. For 2007, the annual amount granted was $70,000 and for 2005 and 2006, the annual amount granted was $60,000.

     Prior to 2005, each director who was not a Lubrizol employee received an annual grant of 2,500 stock options under the 1991 Stock Incentive Plan. The options vested 50% one year after the grant date, 75% two years after the grant date and 100% three years after the grant date. The option price was the average of the high and low prices of Lubrizol common shares on the date of grant.

Deferred Stock Compensation Plan for Outside Directors

     Prior to December 15, 2003, the directors participated in the Deferred Stock Compensation Plan for Outside Directors. Under this plan each director received 500 share units on each October 1. The share units are credited with additional share units for quarterly dividends paid on Lubrizol common shares. When a director separates from service, Lubrizol common shares are issued either in a lump sum or in 10 or fewer annual installments commencing on the first day of the month following the director’s separation from service.

Travel Expenses

     Upon our invitation, we pay the travel expenses for directors’ spouses to accompany them on Board-related trips. The total amount paid for spousal travel for any of the individual directors during 2007 did not exceed $10,000.

Matching Gift Program

     Directors are eligible to participate in The Lubrizol Foundation’s Matching Gift Program, which is open to all of our employees. The Foundation will match dollar-for-dollar gifts to educational institutions and other charitable organizations up to an aggregate of $5,000 per donor each year.

DIRECTOR COMPENSATION TABLE

     The following table shows the compensation of each non-employee director for the fiscal year ended December 31, 2007.

		Stock	Option	All Other
	Fees Earned Or	Awards	Awards	Compensation
Name	Paid in Cash ($)	($)(4)	($)(5)	($)(6)	Total ($)
R. E. Abernathy	$70,000	$66,667	$—	$5,000	$141,667
J. A. Blumberg	70,334	66,667	904	—	137,905
F. J. Farmer	71,666	66,667	904	—	139,237
G. D. Harnett	70,834	66,667	904	—	138,405
V. F. Haynes (1)	40,833	20,000	904	526,783	588,520
W. P. Madar	74,166	66,667	904	5,000	146,737
P. G. Miller (2)	23,334	20,000	904	443,715	487,953
D. J. Pileggi	74,166	66,667	—	—	140,833
D. E. Somers (3)	12,500	20,000	904	364,271	397,675
J. E. Sweetnam	58,334	46,667	—	—	105,001
H. T. Taggart	58,334	46,667	—	5,000	110,001
____________________

(1)	Dr. Haynes retired from the Board on July 1, 2007.

(2)	Dr. Miller retired from the Board on April 23, 2007.

(3)	Mr. Somers retired from the Board on February 19, 2007.

(4)	This column shows the dollar amount recognized for financial statement reporting purposes of restricted stock units in accordance with Statement of Financial Accounting Standards No. 123R, “Share-Based Payment” (SFAS No. 123R). On April 24, 2006, the date of the 2006 Annual Meeting of Shareholders, 1,420 restricted stock units were granted to each of the directors then in office under the 2005 Stock Incentive Plan. The number of units was determined by dividing $60,000 by the average of the high and low prices of Lubrizol common shares on April 24, 2006, the date of grant ($42.63 - high; $41.90 - low). For financial reporting purposes, the dollar value of the grant is amortized straight-line over the period earned (12 months from the date of grant). No dividends are credited to these restricted stock units. On April 23, 2007, each director who had been a director on April 24, 2006, received 1,420 Lubrizol common shares representing the $60,000 worth of restricted stock units that had been granted under the 2005 Stock Incentive Plan on April 24, 2006. The value on April 23, 2007 of each director’s shares based on the closing price of Lubrizol common shares on that date of $58.57 was $83,169.40.

On April 23, 2007, the date of the 2007 Annual Meeting of Shareholders, 1,195 restricted stock units were granted to each of the directors then in office under the 2005 Stock Incentive Plan. The number of restricted stock units was determined by dividing $70,000 by the closing price of Lubrizol common shares on April 23, 2007, the date of grant, of $58.57. For financial reporting purposes, the dollar value of the grant is amortized straight-line over the period earned (12 months from the date of grant). No dividends are credited to these restricted stock units. The value at December 31, 2007 of each director’s 1,195 restricted stock units based on the year-end closing price of Lubrizol common shares of $54.16 was $64,721.

(5)	This column reflects the dollar amount recognized for financial statement reporting purposes during 2007 in accordance with SFAS No. 123R of stock options granted to the directors prior to 2005. The assumptions used to determine this amount are disclosed in Note 16 to the Lubrizol Financial Statements for the year ended December 31, 2007, except that for proxy statement purposes the calculation does not take into account any assumption for forfeitures. Prior to 2005, directors received an automatic grant of 2,500 stock options under the 1991 Stock Incentive Plan on the date of each Annual Meeting of Shareholders. The aggregate number of option awards outstanding at December 31, 2007 for each person who was a director as of December 31, 2007 was: Mr. Abernathy - 0; Mr. Blumberg - 625; Mr. Farmer – 4,000; Mr. Harnett – 17,000; Mr. Madar – 10,000; Mr. Pileggi - 0; Mr. Sweetnam - 0; and Dr. Taggart - 0.

(6)	This column reflects the cost of matching gift payments under the Lubrizol Foundation’s Matching Gift Program, which is open to all Lubrizol employees and directors. The annual maximum amount payable under the Matching Gift Program is $5,000.

For Dr. Haynes, this column also reflects the dollar value of cash and shares that were issued to Dr. Haynes after her retirement from the Board on July 31, 2007. We issued 2,691 shares from the Deferred Compensation Plan for Directors and 5,716 shares from the Deferred Stock Compensation Plan for Directors. The value of the shares was determined by multiplying the number of shares issued by $62.66, the closing price per share on July 31, 2007, which was the date the shares were issued.

For Dr. Miller, this column also reflects the dollar value of cash and shares that were issued to Dr. Miller after her retirement from the Board on April 23, 2007. We issued $63,518 and 1,570 shares from the Deferred Compensation Plan for Directors. The value of these shares was determined by multiplying the number of shares issued by $67.88, the closing price per shares on October 31, 2007, which was the date the shares were issued. We issued $189,684 and 1,317 shares from the Deferred Stock Compensation Plan for Directors. The value of the shares was determined by multiplying the number of shares issued by $59.94, the closing price per share on April 30, 2007, which was the date the shares were issued.

For Mr. Somers, this column also reflects the dollar value of cash and shares that were issued to Mr. Somers after his retirement from the Board on February 19, 2007. We issued 4,876 shares from the Deferred Compensation Plan for Directors. The value of the shares was determined by multiplying 4,564 by $51.75, the closing price per share on April 2, 2007, which was the date these shares were issued, and 312 shares by $63.58, the closing price per shares on August 31, 2007, which is the date these shares were issued. We issued 589 shares from the Deferred Stock Compensation Plan for Directors. The value of the shares was determined by multiplying 293 by $51.75, the closing price per share on April 2, 2007, which was the date these shares were issued, and 296 by $65.06, the closing price per share on September 28, 2007, which was the date these shares were issued.

DIRECTOR SHARE OWNERSHIP GUIDELINES

     We have share ownership guidelines that require each nonemployee director to own at least 5,200 Lubrizol common shares. Shares counted for this purpose include shares owned by the director and/or by the director’s spouse and share units that are payable only in shares under the Deferred Compensation Plans for Directors. New directors have five years to reach this target. All the directors who have at least five years of service on the Board have met the ownership guidelines.

SECURITY OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS
AND LARGE BENEFICIAL OWNERS

     The following table shows the number of Lubrizol common shares beneficially owned as of January 31, 2008 by each person who was a director as of December 31, 2007, each executive officer named in this proxy statement and by all officers and directors as a group. Each person has sole voting and investment power for all the shares shown, unless otherwise noted. No executive officer or director owns more than 1% of Lubrizol common shares. All executive officers and directors as a group own approximately 1.7% of Lubrizol common shares.

	Amount and Nature of Beneficial Ownership
		Direct			Deferred
		Ownership	Employee	Exercisable	Share Units
Name of Beneficial Owner	Total	(1)	Plan (2)	Options (3)	(4)
Robert E. Abernathy	2,440	1,000	—	—	1,440
Joseph W. Bauer	63,510	6,866	331	44,400	11,913
Jerald A. Blumberg	14,302	—	—	625	13,677
Donald W. Bogus	90,070	3,321	2,090	54,925	29,734 (5)
Charles P. Cooley	159,822	9,334	3,061	131,511	15,916
Forest J. Farmer, Sr.	17,965	225	—	4,000	13,740
James L. Hambrick	488,625	13,463	16,710	331,350	127,102
Gordon D. Harnett	40,910	200	—	17,000	23,710
Stephen F. Kirk	107,338	36,017	147	40,475	30,699
William P. Madar	43,830	3,597	—	10,000	30,233
Dominic J. Pileggi	4,017	1,000	—	—	3,017
James E. Sweetnam	—	—	—	—	—
Harriett Tee Taggart	—	—	—	—	—
All Executive Officers and
Directors as a Group	1,173,764	88,722	34,444	727,486	322,112
____________________

(1)	This column includes shares owned by or jointly with family members, including 114 of Mr. Hambrick’s shares, 12,944 of Mr. Kirk’s shares, 1,600 of Mr. Bauer’s shares and 15,615 of the shares held by the group, for which each has shared voting and investment power.

(2)	This column shows shares held in the Employees’ Profit Sharing and Savings Plan, for which the individuals indicated have sole voting power and limited investment power.

(3)	This column shows shares covered by stock options that currently are exercisable or will be exercisable by March 31, 2008.

(4)	This column shows the indirect share ownership held by directors and officers under various deferred compensation plans described in this proxy statement. Share units attributable to Lubrizol matching contributions under the Executive Council Deferred Compensation Plan on or after January 1, 2004 will be paid solely in cash and are not shown in this table.

(5)	This amount includes 2,381 share units under the Supplemental Retirement Plan for Donald W. Bogus. Share units attributable to additions to the plan on or after January 1, 2004 will be paid solely in cash and are not shown in this table.

FIVE PERCENT BENEFICIAL OWNERS

     The following table lists each person we know to be an owner of more than 5% of our shares as of December 31, 2007.

	Amount and
	Nature of
	Beneficial	Percent of
Name and Address of Beneficial Owner	Ownership	Class
Barclays Global Investors (Deutschland) AG	8,381,746 (1)	12.22	%(1)
Apianstrasse 6
D-85774
Unterfohring, Germany
AXA Financial, Inc.	3,921,177 (2)	5.70	%(2)
1290 Avenue of the Americas
New York, New York 10104
State Street Bank and Trust Company	3,517,621 (3)	5.10	%(3)
State Street Financial Center
One Lincoln Street
Boston, MA 02111
____________________

(1)	This information was obtained from a Schedule 13G dated January 10, 2008 filed by Barclays Global Investors (Deutschland) AG, which is an investment advisor registered under the Investment Advisors Act of 1940.Barclays Global Investors (Deutschland) AG and its affiliates reported sole voting power as to 7,294,356 shares, shared voting power as to zero shares, sole investment power as to 8,381,746 shares and shared investment power as to zero shares.

(2)	This information was obtained from a Schedule 13G dated February 14, 2008 filed by AXA Financial, Inc., which is an investment advisor registered under the Investment Advisors Act of 1940.AXA Financial, Inc. and its affiliates reported sole voting power as to 3,184,204 shares, shared voting power as to 13,848 shares, sole investment power as to 3,921,177 shares and shared investment power as to 21 shares.AXA Financial, Inc. and its affiliates also serve as an investment fund manager for Lubrizol’s U.S. pension plans and the manager of our Belgian pension plans.Under investment guidelines applicable to Lubrizol’s U.S. pension plans, investment managers are not permitted to invest our plan’s assets in Lubrizol shares.Lubrizol paid AXA Financial, Inc. and it affiliates approximately $165,000 for investment management services in the U.S. and 30,000 Euros for pension plan management services in Belgium rendered during 2007.

(3)	This information was obtained from a Schedule 13G dated February 12, 2008 filed by State Street Bank and Trust Company, which is a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934.All shares are held in a fiduciary capacity and 1,837,785 of these shares were held by State Street Bank and Trust Company as trustee of The Lubrizol Corporation Employees’ Profit Sharing and Savings Plan, a qualified defined benefit plan.State Street Bank and Trust Company reported sole voting power 1,679,836 shares, shared voting power as to 1,837,785 shares, sole investment power as to zero shares and shared investment power as to 3,517,621 shares.Lubrizol paid State Street Bank and Trust Company approximately $177,900 for trustee services and $55,500 for investment management services rendered during 2007.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Program, Objectives and Policies

1.Q	What are the core objectives of Lubrizol’s Executive Compensation Program?

1.A	The core objectives of our compensation program for the named executive officers are to:

ensure a fair and competitive level of compensation; maximize total shareholder return by emphasizing both the short- and long-term performance of the business;

  provide incentives to achieve objective measures of financial performance and objective and subjective measures of operational performance; and

  align named executive officer interests with those of our shareholders by requiring the ownership of a specified level of Lubrizol stock.

2.Q	How do you accomplish those objectives?

2.A	We accomplish those objectives by offering the named executive officers a combination of fixed and variable pay, short- and long-term incentives, and cash and equity compensation.

Oversight of Executive Compensation Program

3.Q	Who oversees the Executive Compensation Program?

3.A	The Executive Compensation Program is managed by the Organization and Compensation Committee of the Board of Directors with support from its executive compensation consultant, Mercer.

4.Q	Who makes up the Organization and Compensation Committee?

4.A	As noted under “Board Committees”, the Organization and Compensation Committee is comprised entirely of all of the independent directors.

5.Q	What tools does the committee use to base its executive compensation decisions?

5.A	The Organization and Compensation Committee can use any or all of the following tools to make compensation decisions for the named executive officers:

  peer and non-peer group survey information regarding base and annual and long-term incentive pay, and recommendations made by its compensation consultant, Mercer;

  recommendations from the chief executive officer, chief financial officer and vice present of human resources;

  company financial performance;

  business segment performance;

  annual review of individual performance of the named executive officers;

  internal pay comparisons among the named executive officers;

  annual review of all components of named executive officer compensation, including base salary, annual and long-term incentive pay, stock option grants, the dollar value to the executive and the cost to Lubrizol of all perquisites and other personal benefits, the earnings and accumulated payment obligations under Lubrizol’s non-qualified deferred compensation plans, the actual projected payment obligations under Lubrizol’s excess and supplemental retirement plans and the actual projected payment obligations under various termination and change-in-control scenarios.

In any given year, the committee’s compensation decisions may reflect factors and considerations other than those described above and the committee has the discretion to make changes to the compensation program.

6.Q	Does the committee play a role in the selection and management of the executive compensation consultant?

6.A	Yes, the committee is responsible for the selection, periodic review and approval of the payment of its executive compensation consultant. The committee has the sole authority to continue or terminate its relationship with Mercer.

7.Q	Can you describe in more detail the kinds of services and information the executive compensation consultant provides to the committee?

7.A	The compensation consultant annually provides to the committee:

  a comprehensive report detailing Lubrizol’s performance relative to its peer group with respect to earnings per share from continuing operations as adjusted for restructuring and impairment charges (EPS), earnings before interest, taxes, depreciation and amortization (EBITDA) and total shareholder return (TSR);

  a comparison of the actual base, annual and long-term incentive payments and incentive award grants for the named executive officers to those of the company’s peer group and to comparable professional positions in other industries; and

  information related to relevant trends in executive compensation practices and other special studies the committee may request from time to time, including a review of the compensation discussion and analysis in the proxy statement.

8.Q	What other business relationships exist between Mercer and Lubrizol?

8.A	Mercer’s executive compensation consultants do not provide any other services to Lubrizol. However, other business segments of Mercer do provide consultation services to Lubrizol. In 2007, we paid to Mercer approximately $135,000 for executive compensation-related work and approximately $65,000 for broad-based compensation consulting and actuarial assistance.

9.Q	How does the executive compensation consultant work with management?

9.A	While it is recognized that Mercer’s primary relationship is with the committee, we believe that to best meet its commitments, Mercer must work for the committee while working with management.

In order to provide effective advice to the committee, Mercer will:

  request that management provide compensation and benefits data along with financial projections and other relevant operational data not otherwise readily available from public sources;

  work with management to ensure Mercer understands the scope of the various executive jobs so that benchmarking is accurate;

  check factual and data analyses with management to ensure its accuracy; and

  review draft reports with management team members as directed by the committee chair.

Factors Considered by the Committee in 2007

10.Q	In 2007, what material factor(s) did the committee use to base its named executive officer base pay and annual and long-term incentive compensation target award compensation decisions?

10.A	In 2007, the material factor affecting base pay and individual annual and long-term incentive compensation target awards was the peer group benchmark information provided by Mercer.

11.Q	Did any other factors play a material role in the compensation decisions?

11.A	While the committee reviewed all of the factors specified in Q&A 5 above, in 2007 the results of these reviews, other than the peer group benchmarking review, did not affect materially the committee’s compensation decisions.

12.Q	In 2007, were there any material differences in compensation policies with respect to individual named executive officers?

12.A	There were no material differences in the application of our compensation policies among our named executive officers. Differences in the amount of 2007 compensation for the individual named executive officers were a function of an individual’s position, scope and responsibility, based on a review of peer group information. For example, the chief executive officer has greater responsibility for company results than any other of the named executive officers. His compensation reflects that responsibility (that is, he makes more than the other named executive officers), in accordance with our benchmark comparison with other chief executive officers in our peer group.

13.Q	In considering all elements of compensation in 2007, what were the committee’s general conclusions?

13.A	Based on its annual review of all compensation components, the committee found the named executive officers’ total compensation (and, in the case of the termination and change-in-control scenarios, the potential payouts) in the aggregate to be reasonable and not excessive.

Peer Group

14.Q	What peer group is used to make benchmarking comparisons?

14.A	The committee has adopted the group of companies from the Fortune 1000 chemical index as the company’s peer group for the purposes of benchmarking compensation practices and levels.

15.Q	What companies make up this peer group?

15.A	The public companies contained in the peer group as of January 1, 2008 were:

■	Air Products and Chemicals	■	Lyondell Chemical Co.
■	Albemarle	■	Monsanto Company
■	Ashland	■	Mosaic
■	A. Schulman	■	Nalco Holding
■	Avery Dennison	■	PolyOne
■	Cabot Corporation	■	PPG Industries
■	Celanese	■	Praxair
■	CF Industries	■	Rockwood Holdings
■	Chemtura	■	Rohm and Haas
■	Cytec Industries	■	RPM International
■	Dow Chemical	■	Scotts Miracle-Gro
■	Dupont	■	Sherwin Williams
■	Eastman Chemical	■	Sigma-Aldrich Corporation
■	Ecolab	■	Terra Industries
■	Ferro Corporation	■	UAP Holding
■	FMC	■	Valhi, Inc.
■	Georgia Gulf	■	Valspar
■	Hercules	■	Westlake Chemical
■	Huntsman	■	W. R. Grace
■	International Flavors and Fragrances

16.Q	Why did the committee choose such a large group?

16.A	The committee considered using a subset of this group but determined that using the entire group:

is a better model for comparative purposes given our unique portfolio of product lines; and results in less overall year-to-year volatility in the benchmarks we use.

17.Q	Could the peer group used for comparisons change in the future?

17.A	The committee may determine that it is in the best interest of Lubrizol to change the peer group from time to time as the companies listed in the Fortune 1000 chemical index change, and/or as our business portfolio changes.

Elements of Pay

18.Q	What are the elements of pay that make up Lubrizol’s executive compensation program?

18.A	Our executive compensation program consists of base salary, annual cash incentive pay, long-term equity incentive pay, retirement plans, perquisites and other benefits.

Base Salary

19.Q	How does the committee determine base salaries for the named executive officers?

19.A	In 2007, the committee targeted base salaries for the named executive officers to be paid at approximately the 50th percentile of salaries for persons having similar jobs (based on position, scope and responsibility) in the peer group. The committee authorized a 5% increase in Mr. Hambrick’s base salary that became effective in October 2007. The committee authorized other named executive officers’ base salary increases in 2007 ranging from between 3.5 – 5%. These increases were intended to keep base salary pay in line with our peer group median pay practice.

Performance-Based Incentive Compensation

20.Q	How do annual and long-term incentive programs fit into the overall compensation strategy?

20.A	One of the key goals of our compensation programs is to reward named executive officers for achieving annual and long-term performance objectives. A significant part of the executive’s compensation is tied to achieving these performance objectives. We believe that our performance-based incentive program is designed to provide incentives to the named executive officers to meet challenging performance objectives, which, in turn, provide value to our shareholders through superior performance.

21.Q	What are the annual and long-term incentive performance objectives intended to accomplish?

21.A	The committee sets annual and long-term performance objectives to encourage steady earnings growth.

Annual Incentive Pay

22.Q	What is the purpose of the Annual Incentive Pay Program?

22.A	The purpose of the annual cash incentive pay program (AIP) is to motivate the named executive officers to achieve specific annual performance objectives that are of particular importance to the success of the company during the fiscal year.

23.Q	How did the committee set 2007 individual target awards?

23.A	The committee benchmarked the annual incentive pay individual target awards for the named executive officers to be at the 50th percentile for persons having similar jobs (based on position, scope and responsibility) in the peer group. Target awards are expressed as a percentage of base salary and in 2007 ranged from 50% to 100% of base salary for the named executive officers as shown below:

	Current	Target	Target
Name	Base Salary	Percentage	Award Value
J. L. Hambrick	$905,603	100%	$905,603
C. P. Cooley	441,012	70%	308,708
S. F. Kirk	382,213	70%	267,549
D. W. Bogus	377,663	70%	264,364
J. W. Bauer	326,030	50%	163,015

For 2007, annual incentive award targets for the named executive officers generally were in line with the peer group median. However, for 2008, the committee increased Mr. Bauer’s annual incentive award target to 60% of base salary to better align his opportunity with those with similar positions in our peer group.

24.Q	How did the 2007 AIP work?

24.A	At the beginning of 2007, the committee granted AIP target awards to the named executive officers based on a balanced scorecard that used a combination of financial and operating performance objectives. The committee set minimum threshold, target and maximum levels of performance for each objective. Possible payouts ranged from 50% of the target award at minimum threshold performance to 200% of the target award at maximum performance, with 100% of the target award being paid at target performance. The dollar value of the minimum threshold, target and maximum performance levels shown below is based on current base salary.

	Threshold	Target (100%	Maximum
	(50% of	of Target	(200% of
Name	Target Award)	Award)	Target Award)
J. L. Hambrick	$452,802	$905,603	$1,811,206
C. P. Cooley	154,354	308,708	617,416
S. F. Kirk	133,774	267,549	535,098
D. W. Bogus	132,182	264,364	528,728
J. W. Bauer	81,508	163,015	326,030

25.Q	How were the balanced scorecard objectives set in 2007?

25.A	For 2007, at the consolidated level the committee based 75% of the balanced scorecard on the financial metrics of Adjusted EPS (50%) and return on invested capital (ROIC) (25%). See Q&A 27 for definitions of Adjusted EPS and ROIC metrics. In order for any payments to be made under the program, Adjusted EPS performance had to meet a minimum threshold.

The remaining 25% of the consolidated scorecard was tied to a number of objective and subjective growth objectives related to acquisitions and organic growth, none of which individually was material to the outcome of the scorecard.

Mr. Hambrick, Mr. Cooley and Mr. Bauer had 100% of their target award based on the consolidated balanced scorecard.

26.Q	Were similar objectives set at the business segment level?

26.A	Yes. We have two business segments. Mr. Kirk is President of the Lubrizol Additives segment (LZA) and Mr. Bogus is the President of Lubrizol Advanced Materials segment (LZAM). Their AIP target awards were based 25% on consolidated results and 75% on their respective business segment results.

To provide greater line of sight for Mr. Kirk and Mr. Bogus, the committee based 75% of each business segment’s balanced scorecard on the financial metrics of Adjusted EBITDA (50%), return on gross investment (ROGI) (12.5%) and working capital (12.5%). See Q&A 27 for definitions of Adjusted EBITDA, ROGI and working capital metrics. The remaining 25% of each business segment scorecard was tied to a number of objective and subjective growth objectives related to acquisition and organic growth, none of which individually was material to the outcome of the scorecard.

27.Q	What were the performance measures and targets for 2007 AIP? Why were they chosen? How difficult was it to reach target?

27.A	In developing the performance measures and weightings, the committee has determined that internal measurements of performance that are not calculated in accordance with U.S. generally accepted accounting principles (“Non-GAAP measures”), are valuable in determining performance of Lubrizol and its segments. Accordingly, the measures of adjusted earnings per share, return on invested capital and segment adjusted EBITDA are used for the calculation of incentive compensation because Lubrizol and the committee believe that these Non-GAAP measures are a good indicator of Lubrizol’s achievement with respect to its overall business objectives and a significant driver of stock price performance.

Adjusted EPS

The primary performance measure is Adjusted EPS, which accounted for 50% of the weighting for the 2007 consolidated balanced scorecard. Adjusted EPS is earnings per share calculated in accordance with Generally Accepted Accounting Principles adjusted for special or unusual items that the committee believes should not impact the annual incentive. These adjustments include charges related to actions that benefit Lubrizol’s long-term performance, such as restructuring, facility closures, divestitures, and acquisition transaction and integration costs. Adjustments also include the effects of changes in accounting standards when these changes occur after the committee establishes the performance targets. In 2007, the adjustments totaled $0.04 per share and consisted of gains on sales of assets in the LZA segment, net of minor impairments of production facilities in the performance coatings product line of the LZAM segment. The committee selected Adjusted EPS as the primary objective performance measure because it believes that the steady achievement of EPS growth targets is an important factor in the creation of shareholder value.

Target Adjusted EPS in the 2007 AIP was a 7.8% increase over 2006 Adjusted EPS. The committee believed that the target was sufficiently challenging given that the long-term growth rate of the lubricant additives industry is estimated to be 0-1% and that the LZA segment comprises approximately two-thirds of our revenues. The minimum threshold Adjusted EPS achievement required for any payment, target Adjusted EPS, maximum Adjusted EPS level at which a payment could be earned and actual Adjusted EPS for 2007 were as follows:

	Threshold	Target	Maximum
	Payment	Payment	Payment	2007 Actual
Performance Measure	Opportunity	Opportunity	Opportunity	Performance
Adjusted EPS	$2.75	$3.30	$3.55	$4.01

Return on Invested Capital (“ROIC”)

ROIC was 25% of the consolidated scorecard’s weighting and is calculated as after-tax operating income, adjusted on the same basis as Adjusted EPS, divided by Average Invested Capital. Average Invested Capital is calculated as the average of debt plus equity less Excess Cash for the previous five quarter-ends beginning with the quarter ending December 31, 2006. Excess Cash is defined as the cash balance in excess of 2% of annual revenues. The committee selected ROIC as a performance measure because it encourages management to achieve appropriate returns on investments in the business. For 2007, the minimum threshold ROIC, target ROIC, maximum performance ROIC and actual ROIC were as follows:

	Threshold	Target	Maximum
	Payment	Payment	Payment	2007 Actual
Performance Measure	Opportunity	Opportunity	Opportunity	Performance
ROIC	8.6%	10%	10.6%	11.7%

The committee believes target ROIC is equivalent to target Adjusted EPS in terms of difficulty to achieve.

Adjusted EBITDA

Segment adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) was 50% of the weighting for each segment’s balanced scorecard, and consisted of EBITDA adjusted on the same basis as Adjusted EPS. The committee gave Adjusted EBITDA a 50% weighting at the segment level because it is a measure of operating cash flow, which is important to making reinvestments in assets and technology, repaying Lubrizol’s indebtedness and distributing cash to shareholders. The committee selected Adjusted EBITDA as the primary performance measure for the operating segments because it believes that the steady achievement of earnings growth targets is an important factor in the creation of shareholder value.

Target Adjusted EBITDA for the LZA segment in the 2007 AIP was a 5.3% increase over 2006 Adjusted EBITDA. The committee believes that the target was sufficiently challenging given that the long-term growth rate of the lubricant additives industry is estimated to be 0-1%. The minimum threshold Adjusted EBITDA, target Adjusted EBITDA, maximum performance Adjusted EBITDA and actual Adjusted EBITDA for the LZA segment were as follows (dollars in millions):

		Target	Maximum	2007
	Threshold Payment	Payment	Payment	Actual
Performance Measure	Opportunity	Opportunity	Opportunity	Performance
LZA Adjusted EBITDA	$362	$398	$414	$460

The adjustments for the year consisted of the gains on sales of two properties and the impact of two acquisitions during the year.

The committee believes that the target Adjusted EBITDA for the LZAM segment was sufficiently challenging since it substantially exceeds the average of the growth rates of the markets that the LZAM segment serves. For 2007, the minimum threshold Adjusted EBITDA, target Adjusted EBITDA, maximum performance Adjusted EBITDA and actual Adjusted EBITDA for the LZAM segment were as follows (dollars in millions):

		Target	Maximum	2007
	Threshold Payment	Payment	Payment	Actual
Performance Measure	Opportunity	Opportunity	Opportunity	Performance
LZAM Adjusted EBITDA	$245	$269	$280	$227

The adjustments for the year were minor and were less than 1% of target.

Return on Gross Investment (“ROGI”)

ROGI for each segment accounted for 12.5% of the segment balanced scorecards’ weightings and is calculated as Adjusted EBITDA after taxes divided by average segment gross investment. Segment gross investment consists of gross property, plant and equipment, working capital, intangible assets and goodwill. Average segment gross investment is calculated as the average segment gross investment for the previous five quarter-ends beginning with the quarter ending December 31, 2006. The committee selected ROGI as a performance measure because it encourages segment management to achieve appropriate returns on investments in the businesses.

For 2007, the minimum threshold ROGI, target ROGI, maximum performance ROGI and actual ROGI performance for the LZA and LZAM segments were as follows:

	Threshold	Target	Maximum	2007
	Payment	Payment	Payment	Actual
Segment	Opportunity	Opportunity	Opportunity	Performance
LZA	10.5%	11.5%	11.9%	13.0%
LZAM	7.7%	8.4%	8.7%	7.2%

The target ROGI for the LZAM segment was lower than the target ROGI for the LZA segment because the LZAM segment’s gross investment includes the purchase price for the acquisition of Noveon International, Inc., which was completed in June 2004. The committee believes target ROGI for the two segments is equivalent to target Adjusted EBITDA in terms of difficulty to achieve.

Segment Working Capital

The working capital performance metric for each segment accounts for 12.5% of the segment balanced scorecards’ weighting. The metric is an average for the year and is calculated as accounts receivable days outstanding plus inventory days outstanding minus accounts payable days outstanding. The committee selected segment working capital as a performance measure because working capital constitutes a large component of segment gross investment, and management’s day-to-day decisions can impact significantly the amount invested.

For 2007, the minimum threshold working capital days, target working capital days, maximum performance working capital days and actual working capital days performance for the LZA and LZAM segments were as follows:

	Threshold	Target	Maximum	2007
	Payment	Payment	Payment	Actual
Segment	Opportunity	Opportunity	Opportunity	Performance
LZA	101.7	99.7	95.7	91.1
LZAM	73.0	71.6	68.7	73.0

The committee believes that the targets were sufficiently difficult to achieve because they represented a fourth year of continued improvement. The LZA segment’s actual working capital performance of 91.1 days was caused by unexpectedly strong demand during the year.

28.Q	What were the 2007 annual incentive plan payouts to the named executive officers?

28.A	The actual payouts for 2007 based on consolidated and segment performance target achievement (expressed as a percent of base salary) were: Mr. Hambrick – 181%; Mr. Cooley – 127%; Mr. Kirk – 129%; Mr. Bogus – 48%; and Mr. Bauer – 91%. AIP cash payments for 2007, paid in 2008, are shown below:

			% Actual
			Performance
			Compared to
	Current	Target	Target
Name	Base Salary	Award	Performance	Payment %	Payment
J. L. Hambrick	$905,603	100%	181%	181%	$1,642,000
C. P. Cooley	441,012	70%	181%	127%	560,000
S. F. Kirk	382,213	70%	186%	129%	494,000
D. W. Bogus	377,663	70%	69%	48%	182,000
J. W. Bauer	326,030	50%	181%	91%	295,000

These payments are reported in the “Non-Equity Incentive Plan Compensation” column in the “Summary Compensation Table” and reflect the fact that actual consolidated Adjusted EPS for 2007 and LZA segment performance exceeded the target, and the other consolidated and LZA segment goals were achieved or exceeded.

Long-Term Compensation

29.Q	Why do you provide a long-term equity compensation program in addition to the annual incentive program?

29.A	The long-term compensation program encourages the named executive officers to focus on Lubrizol’s long-term performance and provides an opportunity for them to increase their ownership stake through equity awards. Equity awards, which consist of stock options and performance share units (payable in shares of Lubrizol stock), are intended to align executives’ interests with those of our shareholders and to assist executives in meeting their equity ownership requirements.

30.Q	Why are both stock options and performance share units granted?

30.A	The committee chose the combination of stock options and performance share units to focus the named executive officers’ attention on achieving steady growth in corporate earnings and long-term share price appreciation.

31.Q	How are award levels set?

31.A	The committee used peer group data provided by Mercer to establish the long-term incentive award opportunities for the named executive officers. The committee annually determines dollar-based awards (detailed in Q&A 34) and the value of these awards are then denominated 50% in stock options (using the Black-Scholes value on the date of grant) and 50% in performance share units (using the closing price of shares on the date of grant). Share units vest after three years if specific performance objectives are met. Stock options also vest over a three-year period. The award is designed to provide long-term compensation at the 50th percentile of our peer group.

32.Q	Are previous awards considered when a grant is made?

32.A	No. Long-term incentive awards provide the named executive officers with the opportunity for a specific level of long-term compensation opportunity on an annual basis without regard to previous payments or grants.

33.Q	When are long-term incentive awards granted?

33.A	The committee granted the 2007-2009 award at its 2007 February committee meeting, which occurred more than a week after earnings for 2006 were released.

34.Q	What was the grant value at target of the long-term incentive award (stock options and performance share units) for each named executive officer in 2007?

34.A	For the 2007-2009 performance period, the target award percentage and the grant value at target of the long-term incentive award for each of the named executive officers are:

	Grant Date		Grant Value
Name	Base Salary	Target Award %	at Target
J. L. Hambrick	$862,479	350%	$3,018,677
C. P. Cooley	420,011	175%	735,019
S. F. Kirk	364,012	175%	637,022
D. W. Bogus	363,138	175%	635,491
J. W. Bauer	315,005	125%	393,756

35.Q	Where can I find more information on the stock option plan?

35.A	The stock option plan is discussed in greater detail under footnote (2) to the “Summary Compensation Table.”

36.Q	How are performance share units earned by the named executive officers?

36.A	Performance share units are earned based on achieving specified long-term financial performance objectives. The performance measures can be based on both corporate and segment performance objectives or solely on corporate performance objectives.

37.Q	What is the performance measure for the previous performance share unit grants?

37.A	The performance measure for the 2003 and 2004 performance share unit grants (which were earned and paid in 2006 and 2007, respectively) was three-year cumulative Adjusted EPS (see the definition of Adjusted EPS in Q&A 27). The committee believes that consistent achievement of earnings targets leads to higher shareholder returns.

Following our acquisition of Noveon International, Inc. in June 2004, the committee made two changes to the 2005 performance share unit grant. First, because of the significant additional debt we incurred as a result of the acquisition, the committee decided to place greater focus on cash flow from operations by changing the performance measure to Adjusted EBITDA (see the definition of Adjusted EBITDA in Q&A 27). Second, the committee created greater line of sight for the segment participants, Mr. Kirk and Mr. Bogus, by using separate segment cumulative Adjusted EBITDA targets, while maintaining a consolidated cumulative Adjusted EBITDA measure for the corporate-level participants: Mr. Hambrick, Mr. Cooley and Mr. Bauer.

The performance measure for the 2006 and 2007 performance share unit grants is three-year cumulative Adjusted EPS for all participants. The committee made this change for two reasons. First, the committee believes that the benefits of segment line of sight incentives are achieved with the annual incentive pay plan and that better long-term focus is achieved when all participants share the same long-term performance objective. Second, the committee believes that earnings per share is the appropriate measure of earnings performance because it reflects the effects of capital spending (through depreciation), and takes into account capital structure decisions (through interest expense and shares outstanding) and tax planning.

38.Q	What are the specific three-year cumulative Adjusted EPS targets for the 2006 and 2007 performance share unit grants?

38.A	For the 2006-2008 performance period, the three-year cumulative Adjusted EPS required for target performance share payment was established by using a compound annual growth rate of 8.5%. A compound annual growth rate of 5% is required for minimum threshold payment (50%), and a compound annual growth rate of 15.5% is required for the maximum payment (200%). The committee believes that the target was sufficiently challenging given the degree to which it exceeds the average long-term growth rates of the markets that we serve.

For the 2007-2009 performance period, the three-year cumulative Adjusted EPS required for target performance share payment was established by using a compound annual growth rate of 7.8%. A compound annual growth rate of 4.3% is required for minimum threshold payment (25%), and a compound annual growth rate of 17.1% is required for the maximum payment (200%). The committee believes that the target was sufficiently challenging given the degree to which it exceeds the average long-term growth rates of the markets that we serve.

39.Q	Why were the 2007 grant’s Adjusted EPS growth rates different than the 2006 grant’s Adjusted EPS growth rates?

39.A	At the time of each grant, the committee sets the minimum threshold, target and maximum achievement levels based on factors that include historical and projected performance. We outperformed expectations in 2006, due, in part, to factors that the committee believed were not likely to repeat, so for the 2007 performance share unit grant the committee decided to reduce slightly the growth rates used for determining target and minimum threshold three-year cumulative Adjusted EPS, and to increase the growth rate required to achieve maximum payment.

40.Q	For the 2005 performance share unit grants, payable in 2008, what were the performance metrics, plan achievement and performance share payments for the named executive officers?

40.A	For the 2005 performance share unit grant, a three-year consolidated cumulative Adjusted EBITDA target of $1,727 million was set under which performance share units would vest and be paid if met. The minimum threshold (50%) level of performance was set at $1,648 million and the maximum (200%) level was set at $1,809 million. Actual 2005-2007 consolidated EBITDA was $1,777 million.

For Mr. Kirk, 25% of the award was based on the consolidated cumulative Adjusted EBITDA target described above and 75% was based on the achievement of the LZA segment cumulative Adjusted EBITDA target of $1,039 million. The LZA cumulative Adjusted EBITDA minimum threshold level of performance was set at $1,007 million and the maximum level of performance was set at $1,082 million. Actual 2005-2007 LZA Adjusted EBITDA was $1,192 million.

For Mr. Bogus, 25% of the award was based on the consolidated cumulative Adjusted EBITDA target described above and 75% was based on the achievement of the LZAM segment cumulative Adjusted EBITDA target of $880 million. The LZAM cumulative Adjusted EBITDA minimum threshold level of performance was set at $812 million and the maximum level of performance was set at $918 million. Actual 2005-2007 LZA Adjusted EBITDA was $781 million.

The committee believes that the targets were sufficiently challenging given the degree to which they exceeded the average long-term growth rates of the markets that we serve.

In February 2008, the committee authorized performance share payments for the 2005-2007 performance period as follows:

	Target
	Performance	Performance
	Shares at Time	Percentage
Name	of Grant	Achieved	Shares Paid
J. L. Hambrick	40,000	161%	64,400
C. P. Cooley	8,600	161%	13,846
S. F. Kirk	7,200	190%	13,698
D. W. Bogus	7,000	40%	2,818
J. W. Bauer	5,000	161%	8,050

41.Q	Will the target long-term incentive grant opportunities remain the same for the 2008-2010 performance period?

41.A	Peer group data provided by Mercer shows that target award levels for some of the named executive officers at the 50th percentile has changed. The committee has reduced the 2008-2010 performance period long-term incentive target awards as a percentage of base salary for the named executive officers and they are as follows: Mr. Hambrick 325%; Mr. Cooley 160%; Mr. Kirk 150% and Mr. Bogus 150%. Mr. Bauer remains at 125%.

Officer Share Ownership Guidelines

42.Q	Are named executive officers required to own Lubrizol stock?

42.A

Yes. The committee has established ownership guidelines to further align the interests of the named executive officers with those of shareholders. Our guidelines require the named executive officers to hold Lubrizol common shares having a value between two and five times their base salary, depending on their position. The amount each named executive officer is required to hold, shown as a multiple of base salary is: Mr. Hambrick – 5; Mr. Cooley – 3; Mr. Kirk – 3; Mr. Bogus – 3 and Mr. Bauer – 2. These multiples of base salary, which are required to be held by the named executive officer, were increased in 2007 based on peer group survey information provided by Mercer.

43.Q	What shares are included when determining whether an individual’s share ownership guidelines are met?

43.A	Shares counted for this purpose include shares owned by the named executive officer and/or his spouse, share units that are payable only in shares under the Deferred Compensation Plans and shares held in the Employees’ Profit Sharing and Savings Plan.

44.Q	Have all of the named executive officers reached their ownership requirements?

44.A	Yes. Each of the named executive officers has met the ownership guidelines. New officers have five years to reach this target. Once the officer has met his/her ownership guidelines, he/she is not required to hold additional shares.

Retirement Plans

45.Q	What retirement plans are made available to the named executive officers; do they differ from those offered to the general employee population?

45.A	The qualified and nonqualified retirement plans provided to the named executive officers are those that are offered to all qualifying U.S. non-union employees including the Lubrizol Corporation Pension Plan, Employees’ Profit Sharing and Savings Plan, Excess Defined Benefit Plan and Excess Defined Contribution Plan. These plans are designed to work together with Social Security benefits to provide employees generally with 30 years of service with retirement income that is approximately 70% of final pay at retirement.

46.Q	Are there any other retirement plans offered to the named executive officers?

46.A	The retirement plan benefits along with Social Security benefits for our employees generally, as a percentage of pay at retirement, exceed those benefits for our named executive officers. To partially narrow this difference, we have the Officers’ Supplemental Retirement Plan, in which Mr. Hambrick and Mr. Bogus are the current named executive officer participants. Mr. Hambrick, as Chief Executive Officer, automatically is a participant and Mr. Bogus became a participant in 2008 because his Employment Agreement provided for participation if he remained employed until the later of age 60 or January 1, 2008. The purpose of this plan is to work together with the other retirement plans and Social Security benefits to provide participants with retirement income after 30 years of service that is approximately 60% of final average pay (defined as the average of the three highest years of pay out of the last 10 years).

47.Q	Where can I find more information on the company’s retirement plans?

47.A	The Pension Plan is discussed in detail in footnote (1) to the “Pension Benefits” table. The Excess Defined Benefit Plan is discussed in detail in footnote (2) to the “Pension Benefits” table. The Officers’ Supplemental Retirement Savings Plan is discussed in detail in footnote (3) to the “Pension Benefits” table. The Employees’ Profit Sharing and Savings Plan is discussed in detail under the heading “Employees’ Profit Sharing and Savings Plan.”

Nonqualified Deferred Compensation Plans

48.Q	What nonqualified deferred compensation plans are offered to the named executive officers?

48.A	We sponsor the Executive Council Deferred Compensation Plan and the Senior Management Deferred Compensation Plan.

49.Q	Who is eligible to participate in the Executive Council Deferred Compensation Plan?

49.A	The Executive Council Deferred Compensation Plan covers our top officers including our named executive officers. We offer this plan to help the officers achieve their share ownership requirement through the elective deferral of up to 90% of their annual incentive pay into share units, which accumulate share dividends and are paid in shares three years after deferral. The plan provides a 25% match on officer deferrals, which is fully vested and paid in cash when the shares are paid.

50.Q	Why is this 25% match provided to participants?

50.A	The purpose of the 25% match is to act as an incentive to the named executive officers to defer their annual incentive pay into Lubrizol shares and to achieve their share ownership requirements. As with other benefits and perquisites, the committee periodically reviews this plan to make sure it is a competitive offering.

51.Q	Who is eligible to participate in the Senior Management Deferred Compensation Plan? Why is this plan provided?

51.A	The Senior Management Deferred Compensation Plan is offered to our top managers including our named executive officers. This plan allows participants to defer up to 90% of their cash and long-term performance share compensation so that they may further align themselves with our shareholders and have an additional opportunity to save for retirement.

All of the nonqualified deferred compensation plans are described in detail under the “Nonqualified Deferred Compensation” table.

Welfare Plans

52.Q	What welfare plans are made available to the named executive officers; do they differ from those offered to the general employee population? Why are they offered?

52.A	We offer a health care plan that provides medical, dental and prescription drug coverage for U.S. employees. We also offer group life insurance and short- and long-term disability plans that cover all U.S. non-union employees. The purpose of these plans is to provide competitive basic benefits to our employees and to help us attract and retain employees.

The named executive officers participate in these plans under the same terms as the rest of the participants, except for Mr. Hambrick and Mr. Bogus who participate in the Executive Death Benefit Plan rather than the group life insurance plan. Mr. Hambrick, as Chief Executive Officer, automatically is a participant and Mr. Bogus became a participant in 2008 because his Employment Agreement provided for participation if he remained employed until the later of age 60 or January 1, 2008. The purpose of the Executive Death Benefit Plan is to provide continuing life insurance after retirement in consideration of the participant’s service to Lubrizol. This plan is described in detail in footnote (1) to the termination table for Mr. Hambrick under “Potential Payments Upon Termination or Change in Control.”

Perquisites

53.Q	Does the company provide perquisites to the named executive officers?

53.A	Yes. We provide the following perquisites to the named executive officers:

  Executive physicals: offered to the named executive officers and their spouses to help ensure their health and to facilitate early detection of any medical issues. The cost of these physicals is included in their income and is grossed up for the taxes to encourage them to use the benefit.

  Financial planning services: offered to help the named executive officers maintain their focus on Lubrizol by minimizing the time they need to spend on financial planning and tax return preparation. The cost is included in their income and is grossed up for the taxes to encourage them to use the benefit.

  Business club memberships: offered to the named executive officers primarily for business purposes as required in the performance of their duties. Any personal use of these clubs is paid for by the officers.

  Business-related travel for spouses: while such travel occurs infrequently, it is included in the executive’s income and is grossed up for taxes if approved by the chief executive officer or, in the case of the chief executive officer, if approved by the Chair of the Organization and Compensation Committee.

The total incremental cost to Lubrizol of these perquisites in 2007 was less than $55,000 for any of the individual named executive officers.

Employment Agreements

54.Q	Does Lubrizol have employment or change-in-control agreements with the named executive officers?

54.A	Each of our named executive officers has an Employment Agreement that provides for payment under specified conditions after a change in control of the company, as described in detail in the “Change of Control”, “Termination With Cause After a Change in Control” and “Termination Without Cause or Termination by the Named Executive Officer for Good Reason Upon a Change in Control” sections under the heading “Potential Payments Upon Termination or Change in Control.”

55.Q	Why does Lubrizol have these agreements?

55.A	We offer these agreements to ensure that the named executive officers continue to act in the best interest of our shareholders if a change in control of the company were to occur.

56.Q	Can the named executive officer receive payments under the agreement apart from payments required due to termination within specified periods?

56.A	Yes. In addition to payment upon a change in control for terminations without cause or for employee termination for good reason during the three years after a change in control, the agreement provides for payment for employee termination for any reason during a 90-day period starting on the first anniversary of the change in control.

57.Q	Why is this exception included?

57.A	The reason for this provision is to provide the named executive officer with a choice of whether to stay with the company after having completed the transition to the new owners.

58.Q	Does the agreement provide for the gross-up of excise taxes; if so, why?

58.A	Yes. If the named executive officer incurs excise tax due to the application of Section 280G of the Internal Revenue Code of 1986, as amended, the officer would receive an additional cash payment for the excise tax. The reason for the tax gross-up is so the officer will be in the same financial position if the excise tax did not apply.

59.Q	How are levels of payments and benefits determined under these agreements?

59.A	The committee periodically engages outside counsel in the review of terms and conditions found in the change in control agreements, comparing our terms and conditions to those of our peer group. The last review occurred in 2007 and the committee determined that based on the peer group data, in the aggregate, the terms and conditions are reasonable and not excessive.

60.Q	Are there any other existing agreements between named executive officers and the company? If so, what is the reason for these agreements?

60.A	Messrs. Cooley, Kirk and Bogus each have Employee Retention Agreements, which we entered into when Mr. Hambrick was named president in 2003. The agreements were offered to help ensure continuity of the top business team and maintain focus on Lubrizol’s long-term goals during Mr. Hambrick’s succession to the role of chief executive officer. These agreements are discussed in detail in footnote (2) under the “Outstanding Equity Awards at Fiscal Year-End” table.

Additionally, each of our named executive officers is covered by an Indemnification Agreement that provides for the reimbursement for any legal fees incurred by him in defending a lawsuit brought against him in his capacity as an officer. Indemnification is not provided for willful neglect of duties as an officer. The reason for these agreements is so the named executive officers can focus on running the business to achieve annual and long-term goals without having undue concern about lawsuits in their capacity as officers.

Stock Option Forfeitures

61.Q	Are stock options subject to forfeiture?

61.A	Yes. Stock options granted under the 2005 Stock Incentive Plan require that any outstanding options will be forfeited if the named executive officer is terminated with cause. “Cause” is defined as described in the “Termination With Cause After a Change in Control” section under the heading “Potential Payments Upon Termination or Change in Control.”

Tax Deductibility of Compensation

62.Q	Is all compensation paid to named executive officers deductible under Section 162(m) of the Internal Revenue Code?

62.A	Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deductibility of compensation in excess of $1 million paid to specified executive officers of public companies. The committee’s approach with respect to qualifying compensation paid to the named executive officers for tax purposes is that executive compensation plans generally will be designed and implemented to maximize tax deductibility. However, non-deductible compensation still may be paid to provide the committee with the flexibility to structure executive compensation programs in ways that best promote the interests of Lubrizol and its shareholders. The non-deductible compensation for 2007 was as follows: Mr. Hambrick - $6,511,474; Mr. Kirk - $298,896; Mr. Bogus - $1,139,479; and Mr. Bauer - $118,822. All the compensation for Mr. Cooley for 2007 was deductible by Lubrizol.

COMPENSATION TABLES

SUMMARY COMPENSATION TABLE

     The following table shows the compensation of each named executive officer for the fiscal year ended December 31, 2007.

						Change in
						Pension Value &
					Non-Equity	Non-Qualified
			Stock	Options	Incentive Plan	Deferred	All Other
Name and Principal			Awards	Awards	Compensation	Compensation	Compensation
Position	Year	Salary ($)	($)(1)	($)(2)	(3)	Earnings (4)	(5)	Total
J. L. Hambrick	2007	$872,431	$3,698,496	$1,402,014	$1,642,000	$172,933	$394,711	$8,182,585
Chairman, President	2006	840,044	1,289,463	1,250,183	9,515,017	1,799,861	364,377	15,058,945
& CEO
C. P. Cooley	2007	424,857	830,226	321,411	560,000	97,933	45,840	2,280,267
Sr. V.P., Treasurer	2006	404,626	292,913	271,991	2,195,204	54,694	50,995	3,270,423
& CFO
S. F. Kirk	2007	371,713	690,281	284,677	494,000	253,079	52,508	2,146,258
Sr. V.P.	2006	355,935	377,748	248,765	1,968,233	306,823	85,574	3,343,078
D. W. Bogus	2007	369,283	565,784	282,329	182,000	146,678	149,229	1,695,303
Sr. V.P.	2006	355,565	72,770	246,504	1,817,316	128,564	138,743	2,759,462
J. W. Bauer	2007	319,246	473,179	180,028	295,000	112,781	62,083	1,442,317
V.P. and General	2006	305,774	170,298	159,252	1,384,083	59,800	33,507	2,112,714
Counsel
____________________

(1)	This column reflects the dollar amount recognized for financial statement reporting purposes with respect to the specified fiscal year in accordance with SFAS No. 123R, regarding performance share units granted pursuant to the long-term incentive program.

Long-Term Incentive Program

Under the long-term incentive program the Organization and Compensation Committee can approve minimum threshold, target and maximum awards for the named executive officers based on a three-year cumulative performance objective as selected by the committee. If performance meets the objective, the named executive officer would receive 100% payment of their performance share target award. The awards can be paid in cash, Lubrizol common shares, stock options or any combination thereof as determined by the committee. If the award is payable in common shares, there are no voting or dividend rights associated with the shares until the end of the performance period and payments, if any, are made. The payment percentage will vary up or down based upon the actual three-year performance. However, the three-year performance must meet a minimum threshold before any payment can be made. The committee has the right in its sole discretion to reduce the amount of this award. See Q&A 38 and 40 under the heading “Compensation, Discussion and Analysis” for the performance measure targets for the 2005, 2006 and 2007 performance share unit grants under the long-term incentive program. The outstanding share units for these grants as of December 31, 2007 are shown in the “Outstanding Equity Awards at Fiscal Year-End” table.

(2)	This column reflects the dollar amount recognized for financial statement reporting purposes with respect to the specified fiscal year in accordance with SFAS No. 123R of stock options granted to the named executive officers. The assumptions used to determine this amount are those disclosed in the footnotes to the Lubrizol Financial Statements for the applicable year, except that for proxy statement purposes the calculation does not take into account any assumption for forfeitures.

2005 and 1991 Stock Incentive Plans

On April 25, 2005, the shareholders approved the 2005 Stock Incentive Plan. This plan replaced our 1991 Stock Incentive Plan, which was terminated by the Board with respect to future grants effective November 15, 2004. Outstanding grants under the 1991 Plan remain effective subject to their terms.

The 2005 Stock Incentive Plan allows for grants of incentive and nonstatutory stock options, as well as stock appreciation rights, restricted and nonrestricted stock and stock unit awards. Any of our employees and our subsidiaries’ employees is eligible to be selected to participate in the plan. The plan is administered by the Organization and Compensation Committee, which selects participants and determines the type, amount and dates of awards granted.

There were 2,673,725 Lubrizol common shares available for grant under the plan as of the end of 2007. Options typically vest 50% one year after grant, 75% two years after grant and 100% three years after grant and have a ten-year exercise period. All outstanding options become fully exercisable upon a change in control. Under the 2005 Stock Incentive Plan, the option award requires forfeiture of any outstanding options if the executive officer is terminated for cause.

The provisions of the 1991 Stock Incentive Plan are the same in all material respects as the 2005 Stock Incentive Plan, except that outstanding option awards are not subject to forfeiture if the executive officer is terminated for cause.

Lubrizol has never dated a stock option other than its date of grant nor has it ever priced an option using less than the fair market value of Lubrizol common shares on the date of grant.

(3)	For 2007, this column reflects the amount of cash earned during 2007 under the annual incentive plan, which was paid in 2008. For 2006, the column reflects the amount of cash earned during 2006 under the annual incentive plan and the amount earned during 2006 for the 2004-2006 performance period under the long-term incentive pay program, both of which were paid in 2007.

Annual Incentive Plan

The annual incentive plan is described in Q&A 22-28 under the heading “Compensation Discussion and Analysis.” If a named executive officer terminates, retires or dies prior to the end of the year, he will not receive a payment from this plan. Payment upon a change in control is described in detail under “Potential Payments Upon Termination or Change in Control”, below.

(4)	This column reflects the aggregate change in the actuarial present value of the named executive officers’ accumulated pension benefit under the Pension Plan, the Excess Defined Benefit Plan and the Officers’ Supplemental Retirement Plan. These plans are described in detail under the “Pension Benefits” table.

(5)	This column reflects our contributions for the applicable year to the Employees’ Profit Sharing and Savings Plan for these executives, including accruals to the related Excess Defined Contribution Plan.

This column also reflects our contributions credited to the officers’ accounts for the applicable year in the Executive Council Deferred Compensation Plan and Supplemental Retirement Plan for Donald W. Bogus.

This column also reflects our payment of: taxes on behalf of the officer relating to the use of financial planning services and annual physicals; the dollar value of any insurance premiums paid by the company with respect to life insurance for the benefit of the named executive officers; the incremental cost to the company of business club memberships, which are available for personal use; annual physicals for the executive and the spouse, the cost of which is included in the named executive officers’ incomes; financial planning, the cost of which is included in the named executive officers’ incomes; the cost of spousal travel for business-related purposes; and the incremental cost to the company for personal use of sports and other entertainment tickets that are purchased by the company for business use, when the tickets are not used for client entertainment purposes.

GRANTS OF PLAN-BASED AWARDS

     The following table shows plan-based awards that were made for fiscal year 2007.

		Estimated Future Payouts Under			Estimated Future Payouts Under
		Non-Equity Incentive Plan Awards (1)			Equity Incentive Plan Awards (2)
								All Other
								Option
								Awards:
								Number of
								Securities	Base	Grant Date
								Under-	Price of	Fair Value
								Lying	Option	of Stock
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Options	Awards	and Option
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)(3)	($/Sh)	Awards
J. L. Hambrick	2/19/07	$431,240	$862,479	$1,724,958	—	—	—	—	$—	$—
	2/19/07	—	—	—	7,110	28,440	56,880	—	—	1,509,311
	2/19/07	—	—	—	—	—	—	102,300	53.07	1,507,769
C. P. Cooley	2/19/07	147,004	294,008	588,015	—	—	—	—	—	—
	2/19/07	—	—	—	1,730	6,920	13,840	—	—	367,244
	2/19/07	—	—	—	—	—	—	24,900	53.07	366,994
S. F. Kirk	2/19/07	127,404	254,809	509,617	—	—	—	—	—	—
	2/19/07	—	—	—	1,500	6,000	12,000	—	—	318,420
	2/19/07	—	—	—	—	—	—	21,600	53.07	318,356
D. W. Bogus	2/19/07	127,098	254,196	508,393	—	—	—	—	—	—
	2/19/07	—	—	—	1,498	5,990	11,980	—	—	317,889
	2/19/07	—	—	—	—	—	—	21,500	53.07	316,882
J. W. Bauer	2/19/07	78,751	157,503	315,005	—	—	—	—	—	—
	2/19/07	—	—	—	928	3,710	7,420	—	—	196,890
	2/19/07	—	—	—	—	—	—	13,300	53.07	196,025
____________________

(1)	These columns show the plan-based non-equity incentive awards that were made under the Annual Incentive Plan for fiscal year 2007. Payment under this award was approved at the February 18, 2008 committee meeting and is reflected in the “Summary Compensation Table.” Actual payment was based on base salary as of December 31, 2007.

(2)	These columns show the plan-based equity incentive awards that were made under the long-term incentive program for the 2007-2009 performance period. The FAS 123R grant date fair value shown in the last column of this table is based on payment at target, multiplied by the closing price on the date of grant of $53.07.

(3)	This column shows the plan-based option awards that were made under the 2005 Stock Incentive Plan during 2007. The FAS 123R grant date fair value shown in the last column of this table is based on the Black-Scholes method of valuing stock options on the date of grant, excluding the potential impact of forfeitures.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

     The following table shows outstanding equity awards for each named executive officer as of December 31, 2007. The dollar values in this table are based on the 2007 year-end closing price of Lubrizol common shares of $54.16.

	Option Awards					Stock Awards
								Equity
								Incentive
								Plan	Equity
								Awards:	Incentive
								Number of	Plan Awards:
						Number of	Market	Unearned	Market or
						Shares or	Value of	Shares,	Payout Value
	Number of	Number of				Units	Shares or	Units or	of Unearned
	Securities	Securities				of Stock	Stock	Other	Shares, Units
	Underlying	Underlying	Option			That	That	Rights That	or Other
	Unexercised	Unexercised	Exercise	Market	Option	Have Not	Have Not	Have Not	Rights That
	Options (#)	Options (#)	Price	Price	Expiration	Vested	Vested	Vested	Have Not
Name	Exercisable	Unexercisable	($)(1)	($)(1)	Date	(#)(2)	($)	(#)(3)	Vested ($)
J. L. Hambrick	16,500	—	$30.365	$30.700	3/26/11	—	$—	—	$—
	16,500	—	30.365	30.700	3/26/11	—	—	—	—
	16,500	—	34.075	33.770	3/25/12	—	—	—	—
	122,925	40,975	39.440	40.360	4/25/15	—	—	—	—
	107,775	35,925	43.065	43.050	12/12/15	—	—	—	—
	—	102,300	53.070	53.070	2/20/17	—	—	—	—
	—	—	—	—	—	—	—	64,400	3,487,904
	—	—	—	—	—	—	—	69,840	3,782,534
	—	—	—	—	—	—	—	56,880	3,080,621
C. P. Cooley	13,000	—	30.365	30.700	3/26/11	—	—	—	—
	27,000	—	30.365	30.700	3/26/11	—	—	—	—
	27,000	—	34.075	33.770	3/25/12	—	—	—	—
	2,036	—	34.075	33.770	3/22/09	—	—	—	—
	26,400	8,800	39.440	40.360	4/25/15	—	—	—	—
	23,625	7,875	43.065	43.050	12/12/15	—	—	—	—
	—	24,900	53.070	53.070	2/20/17	—	—	—	—
	—	—	—	—	—	15,000	812,400	—	—
	—	—	—	—	—	—	—	13,846	749,899
	—	—	—	—	—	—	—	15,320	829,731
	—	—	—	—	—	—	—	13,840	749,574
S. F. Kirk	22,125	7,375	39.440	40.360	4/25/15	—	—	—	—
	7,550	7,550	43.065	43.050	12/12/15	—	—	—	—
	—	21,600	53.070	53.070	2/20/17	—	—	—	—
	—	—	—	—	—	15,000	812,400	—	—
	—	—	—	—	—	—	—	13,698	741,884
	—	—	—	—	—	—	—	14,660	793,986
	—	—	—	—	—	—	—	12,000	649,920
D. W. Bogus	21,525	7,175	39.440	40.360	4/25/15	—	—	—	—
	22,650	7,550	43.065	43.050	12/12/15	—	—	—	—
	—	21,500	53.070	53.070	2/20/17	—	—	—	—
	—	—	—	—	—	15,000	812,400	—	—
	—	—	—	—	—	—	—	2,818	152,623
	—	—	—	—	—	—	—	14,660	793,986
	—	—	—	—	—	—	—	11,980	648,837
J. W. Bauer	8,500	—	34.075	33.770	3/25/12	—	—	—	—
	15,375	9,250	39.440	40.360	4/25/15	—	—	—	—
	13,875	4,625	43.065	43.050	12/12/15	—	—	—	—
	—	13,300	53.070	53.070	2/20/17	—	—	—	—
	—	—	—	—	—	—	—	8,050	435,988
	—	—	—	—	—	—	—	8,980	486,357
	—	—	—	—	—	—	—	7,420	401,867

____________________

(1)	For options awarded prior to November 14, 2006, the option exercise price is the average of the high and low prices of Lubrizol common shares on the date of grant. For options awarded on or after November 14, 2006, the option exercise price is the closing price of Lubrizol common shares on the date of grant. The market price shown in the table is the closing price of Lubrizol common shares on the date of grant.

(2)	For Messrs. Cooley, Kirk and Bogus, this column shows the number of shares that were paid in 2008 pursuant to their Employment Retention Agreements since they remained employed by Lubrizol until January 1, 2008. Under these agreements, 15,000 common shares were to be paid to the named executive officer if he remained employed by Lubrizol until January 1, 2008. In addition, the agreement for Mr. Kirk provides for participation in the Executive Death Benefit Program and the Officers’ Supplemental Retirement Plan when he reaches age 60, provided that he is still employed by Lubrizol on that date. Mr. Bogus’ agreement provides for participation in the Executive Death Benefit Program. His agreement also provides for participation in the Officers’ Supplemental Retirement Plan with a guaranteed payment of at least $50,000 at age 61, $100,000 at age 62, $150,000 at age 63, $200,000 at age 64 and $250,000 at age 65, provided he is still employed by Lubrizol as of those dates.

(3)	Awards of performance share units under the long-term incentive program vest upon the achievement of the performance measure at the end of the three-year performance period for the individual award. This column shows the outstanding awards that had not yet vested as of December 31, 2007. The awards are shown in the following performance-period order: 2005-2007, 2006-2008, 2007-2009. The award for the 2005-2007 performance period vested upon the approval of the payment of the award by the committee on February 18, 2008. The shares were issued in February 2008 from the 2005 Stock Incentive Plan and will be shown in the “Options Exercises and Stock Vested” table in next year’s proxy statement. The amount shown in the table for the 2005-2007 performance period is the number of shares actually issued in February 2008 (see Q&A 40). The award for the 2006-2008 performance period will vest if performance is achieved and upon approval of the committee at its February 2009 meeting. The award is reported in this table as paying at maximum. The award for the 2007-2009 performance period will vest if performance is achieved and upon approval of the committee at its February 2010 meeting. The award is reported in this table as paying at maximum. The market value for each of these awards is based on using the closing price of Lubrizol common shares on December 31, 2007 of $54.16.

OPTION EXERCISES AND STOCK VESTED

     The following table shows option exercises and stock vested for the named executive officers during the fiscal year ended December 31, 2007.

	Option Awards		Stock Awards (1)
	Number of	Value	Number of	Value
	Shares Acquired	Realized on	Shares Acquired	Realized on
Name	on Exercise (#)	Exercise ($)	on Vesting (#)	Vesting ($)
J. L. Hambrick	16,500	$671,798	66,846	$3,547,529
C. P. Cooley	25,195	797,393	14,832	787,154
S. F. Kirk	55,176	1,403,353	12,857	682,337
D. W. Bogus	16,500	301,340	12,392	657,655
J. W. Bauer	6,000	145,333	9,371	497,332
____________________

(1)	These columns reflect the shares that vested during 2007 pursuant to the award of performance share units under the long-term incentive program for the 2004-2006 performance period. The committee approved the payment of the shares at its February 19, 2007 meeting. February 19, 2007 was a U.S. national holiday. Therefore, the value realized on vesting is based on the closing price of Lubrizol common shares on February 20, 2007 of $53.07.

PENSION BENEFITS

     The following table shows the pension benefit information for the named executive officers as of December 31, 2007. No payments were made to any of the named executive officers during 2007. We do not grant extra years of service under any of the pension benefit plans.

		Number
		of Years of	Present Value
		Credited	of Accumulated
Name	Plan Name	Service (#)	Benefit ($)
J. L. Hambrick	Pension Plan (1)	29	$498,876
	Excess Defined Benefit Plan (2)	29	2,145,275
	Officers’ Supplemental Retirement Plan (3)	29	2,078,487
C. P. Cooley	Pension Plan (1)	10	158,067
	Excess Defined Benefit Plan (2)	10	281,531
S. F. Kirk	Pension Plan (1)	30	727,288
	Excess Defined Benefit Plan (2)	30	1,231,126
D. W. Bogus	Pension Plan (1)	8	225,880
	Excess Defined Benefit Plan (2)	8	337,658
J. W. Bauer	Pension Plan (1)	22	387,175
	Excess Defined Benefit Plan (2)	22	399,970
____________________

     Our actuarial assumptions used to determine the present value of the accumulated benefit at December 31, 2007 were as follows: the measurement date is December 31; the discount rate is 6.67%; and the rate of compensation increases is 4.31% for the qualified Pension Plan and 3.86% for the nonqualified Excess Defined Benefit Plan and the Officers’ Supplemental Retirement Plan.

(1)	Pension Plan

We have the Pension Plan, a qualified defined benefit plan for non-union employees, including the executive officers. Benefits under the Pension Plan are based on a final average pay formula or a career average pay formula, whichever produces the higher benefit to the employee. The final average pay formula is (28.5% of final average pay + 15% of final average pay in excess of Social Security covered compensation level) multiplied by credited service (up to 30 years) divided by 30.

Final average pay is an average of an employee’s highest five consecutive years out of the last 10 years of pay. Pay for the plans consists of base salary (unreduced for elective before-tax savings contributions and before-tax cafeteria plan contributions), bonus, overtime pay, shift premium differentials, vacation and holiday pay, paid annual variable compensation and long-term disability benefits.

The career average pay formula is 1.35% of credited average compensation multiplied by credited service (no maximum). Credited average compensation is pay, as described above, for each year of service.

Both the final average pay formula and the career average pay formula provide a benefit at age 65, the normal retirement age, in a 10-year certain and life annuity form of benefit. Other payment options available to all employees are a joint and 100%, 75% or 50% survivor annuity, a 15-year certain and life annuity and a life annuity. Employees hired before February 1, 1984 may also elect a lump sum payment option. Each of the payment options are the actuarial equivalent of the 10-year certain and life annuity.

Normal retirement age is age 65, but full unreduced benefits are payable at age 62. Employees who retire on or after age 55 may begin their benefit immediately with a 3% reduction in the benefit for every year prior to age 62 that the benefit begins.

Employees become 100% vested in their benefit at age 55 or after five years of service. Employees who are eligible for a lump sum payment option and who terminate with a vested benefit prior to age 55 may elect to take an immediate actuarially reduced distribution in any form of payment option available.

If the employee dies prior to receiving the benefit, the surviving spouse, if any, will receive a 50% survivor annuity for the rest of the surviving spouse’s life. This benefit is subsidized fully by Lubrizol.

(2)	Excess Defined Benefit Plan

The Excess Defined Benefit Plan, a nonqualified defined benefit plan, provides highly paid employees with the portion of their retirement benefits not payable from the qualified Pension Plan because of tax law limitations and/or as a result of deferrals of base salary or annual incentive pay into a non-qualified deferred compensation plan. The benefit formulae are the same as under the Pension Plan. The definition of pay is the same as under the Pension Plan except that for the Excess Defined Benefit Plan the pay includes cash deferred under the deferred compensation plans.

Both the final average pay formula and the career average pay formula provide a benefit at age 65, the normal retirement age, in a 10-year certain and life annuity form of benefit. The plan automatically pays the actuarial equivalent of the normal benefit in a single lump sum payment paid the later of six months following the separation from service or 30 days following the calendar year in which the participant separated from service. The participant may elect instead to receive distribution in the form of a 10-year certain and life annuity, a joint and 50% or 100% survivor annuity or a single lump sum payment, each payable five years after the original distribution date. This plan uses the same actuarial factors as the Pension Plan.

Normal retirement age is age 65, but full unreduced benefits are payable at age 62. Employees who retire on or after age 55 may begin their benefit immediately with a 3% reduction in the benefit for every year prior to age 62 that the benefit begins.

Employees become 100% vested in their benefit at the earliest of age 55, five years of service or death. Employees who terminate when they have a vested benefit prior to age 55 may take an immediate actuarially reduced lump sum payment if they were hired prior to February 1, 1984.

If the employee dies prior to receiving the benefit, the surviving spouse, if any, will receive a 50% survivor annuity for the rest of the surviving spouse’s life. This benefit is subsidized fully by Lubrizol.

(3)	Officers’ Supplemental Retirement Plan

We maintain the Officers’ Supplemental Retirement Plan, a nonqualified defined benefit plan, in which Mr. Hambrick and Mr. Bogus are the current participants. The benefit is 2% of final average pay multiplied by up to 30 years of service. Final average pay under this plan is the average of the highest three consecutive years of pay during the last 10 years. The definition of pay is the same as under the Pension Plan except that for the Officers’ Supplemental Retirement Plan, the pay includes base salary and annual incentive deferrals under the deferred compensation plans.

The plan computes benefits on the basis of a 10-year certain and life annuity. Benefits are reduced for Social Security and payments made under the Pension Plan, the Excess Defined Benefit Plan, the Excess Defined Contribution Plan and any other Lubrizol-provided benefit under any other qualified or nonqualified plan. The plan automatically pays the actuarial equivalent of the normal benefit in a single lump sum payment paid the later of six months following the separation from service or 30 days following the calendar year in which the participant separated from service. If the participant is at least age 55 upon separation from service, at least 12 months prior to the distribution the participant may elect to receive distribution in the form of a 10-year certain and life annuity, a joint and 50% or 100% survivor annuity, annual installments of up to 10 payments or a single lump sum payment, each payable five years after original distribution date. This plan uses the same actuarial factors as the Pension Plan.

Normal retirement age is age 65, but full unreduced benefits are payable at age 62. Participants who separate from service on or after age 55 may begin their benefit immediately with a 3% reduction in the benefit for every year prior to age 62 that the benefit begins.

If the participant dies prior to receiving the benefit, the surviving spouse, if any, will receive a 50% survivor annuity for the rest of the surviving spouse’s life. This benefit is subsidized fully by Lubrizol.

NONQUALIFIED DEFERRED COMPENSATION

     The following table shows by plan the contributions, earnings, aggregate withdrawals or distributions and balances made to the Excess Defined Contribution Plan, the Senior Management Deferred Compensation Plan, the Executive Council Deferred Compensation Plan and the Supplemental Retirement Plan for Donald W. Bogus during the year ended December 31, 2007.

				Aggregate
	Executive	Registrant	Aggregate	Withdrawals/	Aggregate
	Contributions	Contributions	Earnings in	Distributions	Balance at Last
Name	in Last FY ($)	in Last FY ($)	Last FY ($)	($)	FYE ($)
J. L. Hambrick	$—	$32,728	$5,881	$—	$109,303	(1)
	3,348,505	—	216,037	—	4,808,049	(2)
	1,071,000	267,750	274,073	—	3,371,008	(3)
Total	$4,419,505	$300,478	$495,991	$—	$8,288,360

C. P. Cooley	$—	$10,393	$4,328	$—	$76,990	(1)
	1,147,070	—	167,519	—	2,902,664	(2)
	—	—	62,307	—	678,378	(3)
Total	$1,147,070	$10,393	$234,154	$—	$3,658,032

S. F. Kirk	$—	$9,494	$5,453	$—	$111,949	(1)
	736,933	—	151,717	—	2,830,183	(2)
	—	—	42,349	—	416,080	(3)
Total	$736,933	$9,494	$199,519	$—	$3,358,212

D. W. Bogus	$—	$8,608	$3,876	$—	$52,624	(1)
	—	—	12,753	—	610,604	(2)
	314,100	78,525	142,918	(280,766)	1,560,170	(3)
	—	25,875	21,423	—	242,956	(4)
Total	$314,100	$113,008	$180,971	$(280,766)	$2,466,354

J. W. Bauer	$—	$5,595	$5,809	$—	$86,085	(1)
	520,483	—	41,538	—	925,699	(2)
	108,500	27,125	10,071	(8,926)	145,376	(3)
Total	$628,983	$32,720	$57,418	$(8,926)	$1,157,160
____________________

(1)	Excess Defined Contribution Plan

(2)	Senior Management Deferred Compensation Plan

(3)	Executive Council Deferred Compensation Plan

(4)	Supplemental Retirement Plan for Donald W. Bogus

EXCESS DEFINED CONTRIBUTION PLAN

     The Excess Defined Contribution Plan provides highly paid employees with the portion of the profit sharing contribution that cannot be contributed to the Employees’ Profit Sharing and Savings Plan, a qualified defined contribution plan, because of tax law limitations and/or as a result of deferrals into a non-qualified deferred compensation plan. This plan also provides participants with a portion of the company match that cannot be contributed to the qualified Employees’ Profit Sharing and Savings Plan as a result of deferrals into a non-qualified deferred compensation plan. The investment funds in this plan are the same as in the qualified Employees’ Profit Sharing and Savings Plan. Upon a separation from service, the participant will receive a single lump sum cash payment payable the later of six months after the separation or 30 days following the calendar year in which the separation occurred. The participant may elect instead to receive the balance of his account in a single lump sum payment payable five years following the original distribution date or in annual installments of up to 10 payments, the first of which will be paid five years after the original distribution date. Benefits are vested 33% after one year of service, 66% after two years of service and 100% after three years of service, at age 55, upon disability or death, whichever is earliest. If a participant dies, payment will be made to the participant’s beneficiary.

SENIOR MANAGEMENT DEFERRED COMPENSATION PLAN

     Under the Senior Management Deferred Compensation Plan, senior management may elect to defer up to 90% of their base pay, annual incentive pay, long-term incentive pay payable in cash and any compensation payable in shares. The participant may elect to invest in a number of cash investment accounts designated by the Organization and Compensation Committee and a share unit account. The cash investment accounts mirror the investment funds and investment returns provided under the Employees’ Profit Sharing and Savings Plan, a qualified defined contribution plan. The participant may elect to transfer his investment funds daily, the same as under the Employees’ Profit Sharing and Savings Plan.

     The number of share units credited to the share unit account is based on the closing price of Lubrizol common shares on the day the share units are credited to the account and includes additional share units credited for quarterly dividends paid on Lubrizol common shares.

     Prior to the year of deferral, a participant can elect payment at a specified date, or between six and 12 months after separation from service. They can elect to receive payment in the form of a single lump sum payment, periodic payments over a period of up to 20 years or a lump sum followed by periodic payments over a period of up to 20 years. At least 12 months prior to a distribution, a participant may make an election to change the payment date or form of payment provided that the distribution occurs at least five years after the original date of distribution.

     The committee may accelerate the distribution of part or all of one or more of a participant’s accounts for reasons of a severe financial hardship that cannot be met using other resources. If a participant dies, payment will be made to the participant’s beneficiary. For all distributions, cash will be paid with respect to the cash accounts and Lubrizol common shares will be issued equal to the number of share units in the participant’s Lubrizol share unit account.

EXECUTIVE COUNCIL DEFERRED COMPENSATION PLAN

     Under the Executive Council Deferred Compensation Plan, executive officers may defer up to 90% of their annual incentive pay. Deferred amounts are converted into share units based on the average closing price of Lubrizol common shares for each of the 10 consecutive trading days commencing on the fourth business day following the release of earnings for the year in which the annual incentive pay is earned. Lubrizol matches 25% of the amount deferred. Additional share units are credited for quarterly dividends paid on Lubrizol common shares. At the end of the deferral period, which is at least three years, Lubrizol shares are issued in a single lump sum equal to the number of share units in the participant’s account. For units attributable to match, the distribution will be made in cash based on the closing price of Lubrizol common shares on the date the account becomes payable; otherwise they will be paid in shares. These share units will be paid in cash at the end of three years, unless further deferred. A participant may elect at least 12 months prior to a distribution to change the date of that distribution to another in-service year or six months after the participant has separated from service, provided that the new distribution date is at least five years after the original distribution date. The Organization and Compensation Committee may accelerate the distribution of part or all of one or more of a participant’s accounts for reasons of an unforeseeable emergency (as defined by U.S. Treasury Department regulations) that cannot be met using other resources. If a participant dies, payment will be made to the participant’s beneficiary. The balance of the deferred share units payable in shares for Messrs. Hambrick, Cooley, Kirk, Bogus and Bauer as of January 31, 2008 are included in “Deferred Share Units” under the “Security Ownership of Director, Executive Officers and Large Beneficial Owners” table.

SUPPLEMENTAL RETIREMENT PLAN FOR DONALD W. BOGUS

     Under the Supplemental Retirement Plan for Donald W. Bogus, a nonqualified deferred compensation retirement plan, 500 share units are credited to an account each April 1st until Mr. Bogus’ retirement from Lubrizol. The account also is credited with additional share units for quarterly dividends paid on Lubrizol shares. Upon a change in control or at the time of Mr. Bogus’ death, if still employed, this plan will be credited with a number of share units equal to the difference of 6,000 and the then-current balance. Six months after his separation from service, Mr. Bogus will receive his plan balance in a single lump sum payment, payable in cash or common shares as he elects. Any cash amount will be determined by multiplying the number of share units by the closing price of Lubrizol common shares on the date of his separation from service. For units credited after January 1, 2004, the distribution will be made in cash only. If Mr. Bogus dies prior to separation from service, his plan balance will be paid to his surviving spouse. The balance of the share units payable in shares for Mr. Bogus as of January 31, 2008 is included in “Deferred Share Units” under the “Security Ownership of Director, Executive Officers and Large Beneficial Owners” table.

EMPLOYEES’ PROFIT SHARING AND SAVINGS PLAN

     We have the Employees’ Profit Sharing and Savings Plan, a qualified defined contribution plan for employees, which includes the named executive officers. Each year, the Board of Directors determines the portion of Lubrizol profits that will be contributed to the plan. Profit-sharing contributions are allocated to employees’ accounts based on their pay. Pay consists of base salary (unreduced for elective before-tax savings contributions and before-tax cafeteria plan contributions), bonus, overtime pay, shift premium differentials, vacation and holiday pay, paid annual variable compensation and long-term disability benefits.

      In addition, employees, including the named executive officers, may contribute up to 75% of their pay to the plan as a before-tax contribution. Employees also may make after-tax contributions subject to an overall limit of 75% of pay for their total before-tax and after-tax contributions. Lubrizol matches 50% of the employee’s before-tax and after-tax contributions up to 6% of the employee’s pay.

     Employees direct the investment of their contributions, the company match and profit-sharing contribution among a Lubrizol common share fund and 13 other funds with a range of investment characteristics.

     Employees vest in profit-sharing and matching contributions at a rate of 33% per year of service. They become 100% vested at age 55 or upon death regardless of the number of years of service they have. The plan allows distribution of an employee’s vested account balance after retirement, death or other termination of employment. Each of the named executive officers is fully vested in his profit-sharing and matching contributions.

     Upon the death of the participant, the account balance becomes payable to the surviving spouse or other designated beneficiary.

     Distributions are paid in a lump sum, partial payments or monthly, quarterly or annual installments over a fixed period of time as elected by the participant.

     The account balances in this plan as of December 31, 2007 of the named executive officers were: Mr. Hambrick, $1,495,575; Mr. Cooley, $531,283; Mr. Kirk, $1,000,069; Mr. Bogus, $398,268; and Mr. Bauer, $210,320.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

     The following discussion and tables show the special payments that would be triggered by various termination and change in control scenarios for our named executive officers, in addition to the normal payments upon termination under the plans described in this proxy statement, which would be paid out regardless of the reason for termination.

VOLUNTARY TERMINATION PRIOR TO AGE 55

      There are no special payments under any of the plans described in this proxy statement that would be triggered upon a voluntary termination.

RETIREMENT AT AGE 65

     Upon retirement at age 65, the named executive officer’s stock options would fully vest and he would have the rest of the option term to exercise the options.

     The named executive officer would be able to use the financial planning award granted in the year of retirement under the Financial Planning Program during the year after his retirement.

     Under the long-term incentive program, the named executive officer would receive payment at the end of the three-year performance period based on the number of full months that elapsed since the date of his award to his retirement, assuming the performance threshold was met and the committee approved payment.

     Since none of the named executive officers has reached age 65, the tables below do not contain an age 65 column.

EARLY RETIREMENT AT AGE 55 BUT LESS THAN 65

     The Pension Plan provides for early retirement subsidized reduction factors under the Pension Plan for all participants who retire on or after age 55 but prior to age 65. Messrs. Kirk and Bogus currently are over age 55 and are eligible for these subsidized early retirement reduction factors.

     The named executive officer would be able to use the financial planning award granted in the year of retirement under the Financial Planning Program during the year after his retirement. The tables below show the maximum amount of the award he could use plus tax gross-up assuming he retired on December 31, 2007 and had not used any award for 2007.

     Under the long-term incentive program, the named executive officer would receive payment at the end of the three-year performance period based on the number of full months that elapsed since the date of his award to his retirement, assuming the performance threshold was met and the committee approved the payment. Assuming Messrs. Kirk and Bogus retired on December 31, 2007, their respective tables below show the value of the estimated payment in shares under the long-term incentive program.

     Since only Messrs. Kirk and Bogus have reached age 55, their tables are the only ones that contain an age 55 column.

DEATH

     Upon death, the named executive officer’s stock options would become fully vested and his estate would have one year to exercise the options. The tables below show the income to the estate assuming the named executive officer died on December 31, 2007 and his estate exercised all his options that became fully vested upon death using the year-end closing price of Lubrizol common shares of $54.16.

     The named executive officer’s family would be able to use the financial planning award granted in the year of death under the Financial Planning Program during the year after his death. The tables below show the maximum amount of the award the family could use plus tax gross-up assuming the named executive officer died on December 31, 2007 and had not used any award for 2007.

     Under the long-term incentive program, the named executive officer’s beneficiary would receive payment at the end of the three-year performance period payment based on the number of full months that elapsed since the date of his award to his death, assuming the performance threshold was met and the committee approved payment. Assuming the named executive officer died on December 31, 2007, the tables below show the value of the estimated payment in shares under the long-term incentive program.

INVOLUNTARY TERMINATION WITH OR WITHOUT CAUSE

     There are no special payments under any of the plans described in this proxy statement that would be triggered upon an involuntary termination with or without cause. Therefore, the tables do not include columns for these kinds of terminations. Upon an involuntary termination with cause, the named executive officer would forfeit any outstanding stock options that were granted on and after April 25, 2005. The term “with cause” is the same as is defined under “Termination With Cause After a Change in Control”, below.

CHANGE IN CONTROL

Definition of Change in Control

     “Change in control” for purposes of the Annual Incentive Plan, Employment Agreements, the Officers’ Supplemental Retirement Plan, the 2005 Stock Incentive Plan and the Supplemental Retirement Plan for Donald W. Bogus is defined as when a person or a group buys enough stock to own more than 50 percent of the total fair market value or total voting power of Lubrizol stock;

  when a person or a group buys during the preceding 12 months enough stock to own 30% or more of the total voting power of Lubrizol stock;

  when a majority of members of the board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the board of directors before the date of the appointment or election; or

  when a person or a group buys during the preceding 12 months enough Lubrizol assets to own 40% or more of the assets.

Long-Term Incentive Program

     Under the long-term incentive program, upon a change in control, the named executive officers would receive the number of pro-rata common shares determined as follows:

1.	No payout if 12 months has not elapsed since the date of the award.

2.	If more than 12 months has elapsed since the date of the award:

	(a)	Determine the measurement growth rate for each full year that has elapsed in the three-year period as of the date of the change in control.

	(b)	The three-year cumulative measurement growth will be imputed as either the one-year measurement growth (if the change in control occurs during the second year) or the two-year cumulative measurement growth (if the change in control occurs during the third year).

	(c)	Payout is then pro-rated based on number of full months that have elapsed since the date of the award.

     Assuming the change in control occurred on December 31, 2007, the tables below show the value of the number of shares the named executive officer would receive under the long-term incentive program using the year-end closing price of Lubrizol common shares of $54.16.

1991 and 2005 Stock Incentive Plans

     Under the 1991 and 2005 Stock Incentive Plans, upon a change in control any unvested options would become immediately vested. The tables show the income earned assuming the change in control occurred on December 31, 2007 and the named executive officer exercised all of his previously unvested options using the year-end closing price of Lubrizol common shares on December 31, 2007 of $54.16.

TERMINATION WITH CAUSE AFTER A CHANGE IN CONTROL

     Upon termination “with cause” occurring on or within three years after a change in control, the named executive officer would receive the payments described above under “Change in Control”, except that under the 2005 Stock Incentive Plan, the officer would forfeit his outstanding stock options that were granted on and after April 25, 2005.

     The definition of “with cause” is if the named executive officer commits:

-	an intentional act of fraud, embezzlement or theft in connection with his duties or in the course of his employment;

-	intentional wrongful damage of Lubrizol’s property;

-	intentional wrongful disclosure of Lubrizol’s confidential information; or

-	intentional wrongful engagement in any competitive activity.

TERMINATION WITHOUT CAUSE OR TERMINATION BY THE NAMED EXECUTIVE OFFICER FOR GOOD REASON UPON A CHANGE IN CONTROL

     On or within three years after a change in control, upon termination without cause or if the named executive terminates for “good reason”, the named executive officer would receive the payments described above under “Change in Control.” The term “good reason” for this purpose is defined as:

-	failure to maintain the named executive officer in substantially the same position;

-	a significant adverse change in the nature and scope of the named executive officers duties and responsibilities;

-	a good faith determination by the named executive officer that he is unable to carry out his duties and responsibilities;

-	the reorganization of Lubrizol unless the successors continue to honor the named executive officer’s Employment Agreement; or

-	the relocation of Lubrizol’s executive officers more than 25 miles away.

     Under the Employment Agreements upon termination without cause or upon the named executive officer’s good reason within three years after a change in control, the named executive officer would receive a severance payment equal to three times his annual  base salary based on the highest amount of annual base salary he had ever received as a Lubrizol employee; three times the highest annual incentive payment he ever received; three years’ accrual under the Pension Plan, Excess Defined Benefit Plan and Officers’ Supplemental Retirement Plan; three years’ worth of profit-sharing contributions under the Employees’ Profit Sharing and Savings Plan and Excess Defined Contribution Plan; three years of company match at the highest rate under the Employees’ Profit Sharing and Savings Plan; three years of COBRA premiums; three years of executive physicals for the named executive officer and his spouse; three years of business club membership dues; premiums for three years of life insurance coverage; three years of financial planning; and three years of long-term disability premiums. In addition, if the payment under his Employment Agreement, plus other payments under any other program or pay practice triggered by a change in control, qualified as “excess parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended, Lubrizol would pay the excise tax that is grossed-up for taxes. The tables for each named executive officer below show the named executive officer’s income under his respective Employment Agreement assuming the change in control and the termination without cause or termination by the named executive officer for good reason occurred on December 31, 2007.

     The Employment Agreement imposes a one-year noncompete obligation if severance is paid under the agreement.

     The following table shows the amounts payable under the Pension Plan, Excess Defined Benefit Plan, Officers’ Supplemental Retirement Plan, Employees’ Profit Sharing and Savings Plan, Excess Defined Contribution Plan, Senior Management Deferred Compensation Plan, Supplemental Retirement Plan for Donald W. Bogus and Executive Council Deferred Compensation Plan for the named executive officers regardless of any termination of employment as of December 31, 2007. These amounts are shown elsewhere in the proxy statement and are shown in aggregate here for illustration purposes.

Plan	J. L. Hambrick	C. P. Cooley	S. F. Kirk	D. W. Bogus	J. W. Bauer
Pension Plan	$498,876	$158,067	$727,288	$225,880	$387,175
Excess Defined Benefit Plan	2,145,275	281,531	1,231,126	337,658	399,970
Officers’ Supplemental Retirement Plan	2,078,487	—	—	—	—
Profit Sharing and Savings Plan	1,495,575	531,283	1,000,069	398,268	210,320
Excess Defined Contribution Plan	109,303	76,990	111,949	52,624	86,085
Senior Management Deferred
Compensation Plan	4,808,049	2,902,664	2,830,183	610,604	925,699
Supplemental Retirement Plan for Donald
W. Bogus	—	—	—	242,956	—
Executive Council Deferred Compensation
Plan	3,371,008	678,378	416,080	1,560,170	145,376
Total	$14,506,573	$4,628,913	$6,316,695	$3,428,160	$2,154,625

     The following table shows the amounts payable under different termination scenarios for Mr. Hambrick.

				Termination
				Without Cause or
			Termination	With Good
			With Cause	Reason Upon a
		Change in	Upon a Change	Change
Payment Type	Death ($)	Control ($)	in Control ($)	in Control ($)
Stock Options	$1,057,493	$1,057,493	$—	$1,057,493
Long-Term Incentive Program Shares	6,009,593	6,009,593	6,009,593	6,009,593
Financial Planning	15,031	—	—	—
Severance	—	—	—	8,219,304
Life Insurance Benefit (1)	2,083,000	—	—	—
Excise Tax Gross-Up	—	—	—	6,795,805
Subtotal	9,165,117	7,067,086	6,009,593	22,082,195
Amount From Table Above	14,506,573	14,506,573	14,506,573	14,506,573
Grand Total	$23,671,690	$21,573,659	$20,516,166	$36,588,768

____________________

(1)	This is the benefit payable to Mr. Hambrick’s beneficiary under the Executive Death Benefit Plan assuming he died on December 31, 2007. This plan provides for payment of 250% of the participant’s specified base salary if he dies prior to age 70. Mr. Hambrick’s specified base salary is as of October 2007. From 70 to age 75, the payment would be 150% and over age 75 the payment would be 100%. If the participant retires between 55 and 65, the plan provides for payment of 250% of his specified base salary if he dies during the first five years after retirement, 150% if he dies during years six through 10 after retirement and 100% if he dies 11 years or more after retirement.

     The following table shows the amounts payable under different termination scenarios for Mr. Cooley.

				Termination
				Without Cause
			Termination	or With Good
			With Cause	Reason Upon
		Change in	Upon a Change	a Change in
Payment Type	Death ($)	Control ($)	in Control ($)	Control ($)
Stock Options	$230,480	$230,480	$—	$230,480
Long-Term Incentive Program Shares	1,303,053	1,303,053	1,303,053	1,303,053
Financial Planning	15,031	—	—	—
Severance	—	—	—	3,171,165
Retention Shares (1)	—	—	—	812,400
Excise Tax Gross-Up	—	—	—	2,003,793
Subtotal	1,548,564	1,533,533	1,303,053	7,520,891
Amount From Table Above	4,628,913	4,628,913	4,628,913	4,628,913
Grand Total	$6,177,477	$6,162,446	$5,931,966	$12,149,804
____________________

(1)	Assuming Mr. Cooley was terminated without cause on December 31, 2007 after a change in control, he would receive 15,000 common shares pursuant to his retention agreement. The table shows the value of these shares as of December 31, 2007 based on the year-end closing price of Lubrizol common shares of $54.16.

     The following table shows the amounts payable under different termination scenarios for Mr. Kirk.

					Termination
					Without Cause
				Termination	or With Good
				With Cause	Reason Upon
		Early	Change in	Upon a Change	a Change in
Payment Type	Death ($)	Retirement	Control ($)	in Control ($)	Control ($)
Stock Options	$204,099	$—	$204,099	$—	$204,099
Long-Term Incentive Program Shares	1,271,208	1,271,208	1,271,208	1,271,208	1,271,208
Financial Planning	15,031	15,031	—	—	—
Severance	—	—	—	—	2,811,855
Retention Shares (1)	—	—	—	—	812,400
Excise Tax Gross-Up	—	—	—	—	1,646,452
Pension Plan	—	730,009	—	730,009	730,009
Total	1,490,338	2,016,248	1,475,307	2,001,217	7,476,023
Amount From Table Above	6,316,695	6,316,695	6,316,695	6,316,695	6,316,695
Grand Total	$7,807,003	$8,332,943	$7,792,002	$8,317,912	$13,792,718
____________________

(1)	Assuming Mr. Kirk was terminated without cause on December 31, 2007 after a change in control, he would receive 15,000 common shares pursuant to his retention agreement. The table shows the value of these shares as of December 31, 2007 based on the year-end closing price of Lubrizol common shares of $54.16.

     The following table shows the amounts payable under different termination scenarios for Mr. Bogus.

					Termination
					Without Cause
				Termination	or With Good
				With Cause	Reason Upon
		Early	Change in	Upon a Change	a Change in
Payment Type	Death ($)	Retirement	Control ($)	in Control ($)	Control ($)
Stock Options	$201,101	$—	$201,101	$—	$201,101
Long-Term Incentive Program Shares	681,947	681,947	681,947	681,947	681,947
Financial Planning	15,031	15,031	—	—	—
Severance	—	—	—	—	2,601,849
Retention Shares (1)	—	—	—	—	812,400
Supplemental Retirement Plan (2)	108,320	—	108,320	108,320	108,320
Excise Tax Gross-Up	—	—	—	—	1,435,488
Pension Plan	—	28,971	—	28,971	28,971
Total	1,006,399	725,949	991,368	819,238	5,870,076
Amount From Table Above	3,428,160	3,428,160	3,428,160	3,428,160	3,428,160
Grand Total	$4,434,559	$4,154,109	$4,419,528	$4,247,398	$9,298,236

(1)	Assuming Mr. Bogus was terminated without cause on December 31, 2007 after a change in control, he would receive 15,000 common shares pursuant to his retention agreement. The table shows the value of these shares as of December 31, 2007 based on the year-end closing price of Lubrizol common shares of $54.16.

(2)	Upon a change in control or upon death Mr. Bogus’ account would be credited with the difference between the current number of common share units and 6,000 common shares units. The amount shown in the table is the value of this difference as of December 31, 2007, based on the year-end closing price of Lubrizol common shares of $54.16.

     The following table shows the amounts payable under different termination scenarios for Mr. Bauer.

				Termination
			Termination	Without Cause
			With Cause	or With Good
			Upon a	Reason Upon
		Change in	Change in	a Change in
Payment Type	Death ($)	Control ($)	Control ($)	Control ($)
Stock Options	$134,003	$134,003	$—	$134,003
Long Term Incentive Program Shares	760,226	760,226	760,226	760,226
Financial Planning	15,031	—	—	—
Severance	—	—	—	2,079,912
Excise Tax Gross-Up	—	—	—	1,137,011
Total	909,260	894,229	760,226	4,111,152
Amount From Table Above	2,154,625	2,154,625	2,154,625	2,154,625
Grand Total	$3,063,885	$3,048,854	$2,914,851	$6,265,777

SECTION 16(a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors, and some persons who own more than 10% of our shares, to file reports of share ownership and change in ownership with the Securities and Exchange Commission, with a copy to us. We are not aware of any shareholder who owns more than 10% of our shares and is required to file these reports.

     Based solely on a review of the copies of the forms furnished to us during or for 2007, and written statements from officers and directors, we believe that all officers and directors timely filed all reports required during 2007 and any prior year, except that Robert E. Abernathy, Jerald A. Blumberg, Gordon D. Harnett, Victoria F. Haynes, Dominic J. Pileggi, James E. Sweetnam and Harriett Tee Taggart each reported one exempt transaction one day late due to company error; Forest J. Farmer, Sr. and William P. Madar filed two exempt transactions, each one day late, due to company error; and J. W. Bauer reported three transactions (each of which occurred on the same day) 10 days late.

RELATED PERSON TRANSACTIONS

     Our written Ethical and Legal Conduct Guidelines that apply to all of our employees, including our executive officers and directors, provide that a conflict of interest could arise if the employee or director, or his/her spouse, relative or close friend has a personal stake in a company that is a vendor or potential vendor, is one of our customers or potential customers or competes with Lubrizol. In that situation, the employee or director must not use his/her position with Lubrizol to influence the bidding process or negotiation in any way.

     For fiscal year 2007 a questionnaire was sent to each executive officer asking if they are aware of any potential conflicts of interest. These responses were reviewed by the chief ethics officer, who reviewed them with the corporate controller and the director of internal audit. They further investigated potential conflicts of interest.

     At the end of each year, each director and executive officer must respond to a questionnaire that requires him/ her to identify any Lubrizol transaction, arrangement or loan that has occurred during the year, or any proposed transaction, that involves his/her spouse, his/her relatives, or any entity with which he/she or his/her relatives are associated (as partner, officer, director, trustee, shareholder or otherwise). Any responses are reviewed by the chief executive officer and general counsel.

     Based on a review of the annual questionnaires, there were no related party transactions with respect to persons who were directors or executive officers during 2007 other than those described above under “Director Independence-Independence Determination” and repeated as follows:

  Mr. Abernathy is an executive officer of Kimberly-Clark Corporation, which purchased approximately $2,000 of product from us during 2007. Since the amount involved was less than .0001% of our revenues and, therefore, does not affect Mr. Abernathy’s independence as a director, this amount of sales to Kimberly-Clark did not require approval or ratification.

  Mr. Sweetnam is an executive officer of Eaton Corporation, which sold less than $8,500 of product to us during 2007. Since the amount involved was less than .0001% of their revenues and, therefore, does not affect Mr. Sweetnam’s independence as a director, this amount of purchases from Eaton did not require approval or ratification.

Transactions with 5% Shareholders

     In a Schedule 13G file with the Securities and Exchange Commission on February 14, 2008, affiliates of AXA Financial, Inc. reported owning 5.7% of Lubrizol’s shares as of December 31, 2007. AXA affiliates serve as an investment fund manager for Lubrizol’s U.S. pension plan and manager of our Belgian pension plans. However, under investment guidelines applicable to Lubrizol’s pension plan, investment managers are not permitted to invest our plan’s assets in Lubrizol shares. Lubrizol paid AXA affiliates approximately $165,000 for investment management services in the U.S. and 30,000 Euros for plan management services in Belgium rendered during 2007.

     In a Schedule 13G filed with the Securities and Exchange Commission on February 12, 2008, State Street Bank and Trust Company reported owning 5.1% of Lubrizol’s shares as of December 31, 2007. State Street Bank and Trust Company is the trustee of The Lubrizol Corporation Employees’ Profit Sharing and Savings Plan, a qualified defined contribution plan. During 2007 we paid to State Street Bank and Trust Company approximately $177,900 for trustee services and $55,500 for investment management services rendered to this plan during 2007.

SHAREHOLDER PROPOSAL REQUESTING THE NECESSARY
STEPS TO CAUSE ANNUAL ELECTION OF ALL DIRECTORS

     The following proposal was submitted for inclusion in this proxy statement by Mr. Gerald R. Armstrong, 820 Sixteenth Street, #705, Denver, Colorado. Mr. Armstrong owns 73 Lubrizol common shares.

     Shareholder Proposal: “Resolution: That the shareholders of THE LUBRIZOL CORPORATION request its Board of Directors to take the steps necessary to eliminate classification of terms of its Board of Directors to require that all Directors stand for election annually. The Board declassification shall be completed in a manner that does not affect the unexpired terms of the previously-elected Directors.”

     Statement: “The proponent believes the election of directors is the strongest way that shareholders influence the directors of any corporation. Currently our board of directors is divided into three classes with each class serving three-year terms. Because of this structure, shareholders may only vote for one-third of the directors each year. This is not in the best interest of shareholders because it reduces accountability.

     “U. S. Bancorp, Associated Banc-Corp, Piper-Jaffray Companies, Fifth-Third Bancorp, Pan Pacific Retail Properties, Qwest Communications International, Xcel Energy, Greater Bay Bancorp, North Valley Bancorp, Pacific Continental Corporation, Regions Financial Corporation, CoBiz Financial Inc., Marshall & Illsley Corporation, and Wintrust Financial, Inc. are among the corporations electing directors annually because of the efforts of the proponent.

     “The performance of our management and our Board of Directors is now being more strongly tested due to economic conditions and the accountability for performance must be given to the shareholders whose capital has been entrusted in the form of share investments.

     “A study by researchers at Harvard Business School and the University of Pennsylvania’s Wharton School titled “Corporate Governance and Equity Prices” (Quarterly Journal of Economics, February 2003), looked at the relationship between corporate governance practices (including classified boards) and firm performance. The study found a significant positive link between governance practices favoring shareholders (such as annual directors election) and firm value.

     “While management may argue that directors need and deserve continuity, management should become aware that continuity and tenure may be best assured when their performance as directors is exemplary and is deemed beneficial to the best interests of the corporation and its shareholders.

     “The proponent regards and unfounded the concern expressed by some that annual election of all directors could leave companies without experienced directors in the event that all incumbents are voted out by shareholders. In the unlikely event that shareholders do vote to replace all directors, such a decision would express dissatisfaction with the incumbent directors and reflect a need for change.

     “If you agree that shareholders may benefit from greater accountability afforded by annual election of all directors, please vote “FOR” this proposal.”

Response of the Board of Directors

     The Board of Directors does not oppose this shareholder proposal for the reason that the Board intends and is committed to take action voluntarily to declassify the Board of Directors in due course. Specifically, the Board of Directors will present to shareholders a proposal for their action at the 2009 Annual Meeting of Shareholders, which, if approved, will result in the phased-in annual election of all directors.

APPOINTMENT OF INDEPENDENT REGISTERED ACCOUNTANT

     The Audit Committee appointed Deloitte & Touche LLP, independent registered public accountant, to audit the financial statements of Lubrizol for the year ending December 31, 2008. The Board of Directors recommends that you confirm this appointment.

     During 2007, Lubrizol engaged Deloitte & Touche LLP to render a variety of services, including the integrated audit of Lubrizol’s financial statements and internal control over financial reporting. A Deloitte & Touche LLP representative will attend the annual meeting, have the opportunity to make a statement and be available to answer questions.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANT FEES

     The following table presents fees for professional audit services by Deloitte & Touche LLP for the audit of our annual financial statements for the years ended December 31, 2007 and 2006, the audit of management’s assessment of the effectiveness of internal control over financial reporting, including Management’s Report on Internal Control Over Financial Reporting for the years ended December 31, 2007 and 2006, and fees billed for other services by Deloitte & Touche LLP during those periods:

	2007	2006
Audit Fees(1)	$3,564,748	$3,684,345
Audit-Related Fees(2)	37,193	39,433
Tax Fees(3)	293,209	327,949
All Other Fees(4)	—	1,036
Total	$3,895,150	$4,052,763
____________________

(1)	Fees for audit services billed for 2007 and 2006 consisted of:

	•	Audit of the annual financial statements;

	•	Audit of internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002;

	•	Reviews of the quarterly financial statements; and

	•	Statutory and regulatory audits.

(2)	Fees for audit-related services billed in 2007 and 2006 consisted of:

	•	Agreed-upon procedure engagements; and

	•	Financial accounting and reporting consultations.

(3)	Fees for tax services billed in 2007 and 2006 consisted of the following compliance and tax planning advice:

	•	Assistance with tax return compliance in certain foreign jurisdictions;

	•	Assistance with federal, state and local income tax compliance;

	•	Assistance with foreign tax audits; and

	•	Tax consulting, primarily in certain foreign jurisdictions.

(4)	Fees for all other services billed in 2006 consisted of the following permitted non-audit services:

	•	Human capital advisory services.

     In considering the nature of the services provided by Deloitte & Touche LLP, the Audit Committee determined that these services are compatible with the provision of independent audit services. The Audit Committee discussed these services with Deloitte & Touche LLP and management to determine that the services are permitted under the rules and regulations concerning auditor independence promulgated by the Securities and Exchange Commission to implement the Sarbanes-Oxley Act of 2002.

     All audit and non-audit services performed by Deloitte & Touche LLP must be pre-approved by the Audit Committee. The committee adopted a pre-approval policy, which provides that between committee meetings the Chair of the Audit Committee, after considering the effect of these services on the auditor’s independence, may pre-approve audit and non-audit services up to $25,000 for each engagement, not to exceed $75,000 in the aggregate. All services approved by the Chair are reported to the Audit Committee at its next meeting. All services provided by Deloitte & Touche LLP during 2007 were pre-approved by the Audit Committee or pursuant to the pre-approval policy.

SHAREHOLDER PROPOSALS FOR THE 2009 ANNUAL MEETING

     Any shareholder who wants to present a proposal at the 2009 Annual Meeting of Shareholders and have it included in our proxy materials must send us the proposal no later than November 20, 2008. Shareholder proposals submitted after that date but before February 26, 2009 may be presented at the annual meeting but will not be included in the proxy materials. If a shareholder proposal is received after February 26, 2009, the persons named on the proxy card may vote in their discretion regarding the proposal all of the shares for which we have received proxies for the annual meeting.

THE LUBRIZOL CORPORATION

L. M. REYNOLDS
Secretary

March 19, 2008

THE LUBRIZOL CORPORATION ATTN: LESLIE M. REYNOLDS 29400 LAKELAND BLVD. WICKLIFFE, OH 44092-2298
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by The Lubrizol Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY TELEPHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to The Lubrizol Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	LUBCO1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
THE LUBRIZOL CORPORATION

The Board recommends a vote FOR proposal 2.

Vote On Directors

1.	Election of Directors
Nominees:
	01)	Robert E. Abernathy
	02)	Dominic J. Pileggi
	03)	Harriett Tee Taggart

For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

☐	☐	☐

Vote on Proposals		For	Against	Abstain

2.	Confirmation of appointment of Deloitte & Touche LLP as the Independent Registered Public Accountant	☐	☐	☐

3.	Consider and act upon a shareholder proposal requesting the necessary steps to cause the annual election of all directors.	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.			☐

Please indicate if you would like to keep your vote confidential under the current policy.	☐	☐
	Yes	No

	Yes	No
HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household.	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

THE LUBRIZOL CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

2008 ANNUAL MEETING OF SHAREHOLDERS
APRIL 28, 2008

The undersigned shareholder of The Lubrizol Corporation hereby appoints J. L. Hambrick, C. P. Cooley and L. M. Reynolds, and each of them, as agents, with full power of substitution, to vote the shares of the undersigned at the 2008 Annual Meeting of Shareholders of The Lubrizol Corporation to be held on April 28, 2008 at 10:00 a.m. Eastern Daylight Time at the Radisson Hotel and Conference Center – Eastlake, 35000 Curtis Boulevard, Eastlake, Ohio, and at any adjournments thereof, as indicated on the reverse side of this proxy card.

Should you have an account in The Lubrizol Corporation Employees’ Profit Sharing and Savings Plan, this proxy represents the number of Lubrizol shares allocable to that plan account as well as other shares registered in your name. As a “named fiduciary” under the Plan for the shares allocable to that plan account and shares for which no voting instructions are received, this proxy will serve as voting instructions to State Street Bank and Trust Company, Trustee for the Plan, or its designee. The Plan provides that the Trustee will vote each participant’s shares in accordance with the participant’s instructions. If the Trustee does not receive voting instructions for Lubrizol shares allocable to the Plan account by April 25, 2008, those shares and any other Lubrizol shares under the Plan for which no voting instructions are received, will be voted, in accordance with the terms of the Plan, in the same proportion as the shares for which voting instructions have been received. In its discretion, the Trustee is authorized to vote upon such other matters as may properly come before the meeting.

Please specify your choices by marking the appropriate boxes on the reverse side. If no specification is made, authority is granted to cast the vote of the undersigned FOR ELECTION of the nominees, FOR Item 2 and ABSTAIN for Item 3. The agents named above cannot vote these shares unless you sign and return this proxy card or chose alternative voting options as indicated on the reverse side of this proxy card.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)